EXHIBIT 10.2
STRATEGIC ALLIANCE AGREEMENT
This Strategic Alliance Agreement (this “Agreement”) is entered into on July 26, 2021 (the “Effective Date”), by and between Tipico USA Technology, Inc., a Delaware corporation (“Tipico”), and Gannett Media Corp., a Delaware corporation (“Gannett Media”). Tipico and Gannett Media are each individually referred to herein as a “Party” and collectively referred to herein as the “Parties.”
RECITALS
    A.    Tipico, through various subsidiaries, provides real money gambling products in various jurisdictions in the USA, including online sports betting services and online casino services.
    B.    Gannett Media is a subscription-led and digitally focused media and marketing solutions holding company, with the largest local-to-national reach in the USA.
    C.    The Parties desire to utilize Gannett Media’s various assets and solutions to market and promote the Tipico Gambling Services (as defined below) as set forth herein.
AGREEMENT
    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein the Parties hereby agree as follows:
Article 1
DEFINITIONS; RULES OF CONSTRUCTION; RECITALS
1.1Defined Terms. Capitalized terms used in this Agreement, the Recitals above and its Schedules, Exhibits and Appendices, which are not otherwise defined herein, shall have the meanings ascribed to them as set forth in Schedule A hereto.
1.2Interpretation. In this Agreement, except to the extent otherwise provided or the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, Clause, Exhibit or Schedule, such reference is to an Article, Clause or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated; (b) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without being limited to” and the words “include,” “includes,” “including,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms; (c) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (e) any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms; (f) any notice under this Agreement shall be in writing and in English; (g) any reference to “days” means “calendar days” unless otherwise specified; (h) if a notice is to be given on a specified day, unless otherwise specifically provided herein, it must be given prior to 5:00 p.m., Trenton, New Jersey time; (i) references to a Person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; (k) any references to “$” and “dollars” is to the lawful money of the USA; (l) a reference to “unreasonably withheld” means “unreasonably withheld, conditioned or delayed”, (m) except as required by applicable Laws or any Governmental Entity, if any payment or other delivery requirement becomes due on a date that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and (n) unless otherwise expressly provided herein, any agreement, instrument, statute, rule or regulation defined or referred to herein or in any agreement or instrument defined or referred to herein (including this Agreement) means such agreement, instrument, statute, rule or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, rules and regulations) by succession of comparable successor statutes, rules and regulations.
1.3Recitals. The Recitals set forth above are true and correct and are hereby incorporated into this Agreement as if set forth at length herein.

Article 2

RELATIONSHIP AND OBLIGATIONS
2.1Gannett Media Obligations.
2.1.1During the Term and as more particularly set forth on Schedule B, and subject to applicable Law, Gannett Media agrees to provide Tipico advertising, marketing, promotions, events and services that are crafted to promote Tipico, Tipico’s brand and the Tipico Gambling Services within the Gannett Media Group’s assets within the USA and Canada, including the following, to the extent offered or operated in the USA and Canada (collectively, the “GM Assets”): (a) the print media owned or published by Gannett Media Group in the USA and Canada, (b) the GM Sites, (c) through its subscription products, video content productions, and podcasts owned, or controlled by Gannett Media Group and (d) through events (i.e., festivals, races, events, expo and experiences, etc.) that Gannett Media Group owns or controls (collectively, the “GM Promotions”). It is understood that Gannett Media is not guaranteeing any particular results with respect to the GM Promotions. Furthermore, it is understood that notwithstanding anything to the contrary contained herein, Gannett Media shall have complete editorial independence and discretion and full control over its editorial decisions related to news, articles, opinions, news events and similar content on any platform and in any media, but specifically excluding advertising.
2.1.2Subject to Section 3.2, Tipico shall have the right to elect and control which GM Promotions are provided during the Term in accordance with Schedule B, which schedule may be updated from time to time by the Parties. In the event the Gannett Media Group grants to any other Person pricing with respect to assets and service as it provides Tipico with respect to the GM Promotions that are more favorable to such Person than those provided to Tipico, Tipico shall receive that same pricing. The Parties further acknowledge that, given the duration of the Term and changes in the Law, the GM Promotions may evolve during the Term and the Parties agree to continually discuss in good faith additions, deletions or revisions to the GM Promotions.
2.1.3To the extent Gannett Media sells, discontinues or for other reasons is no longer able to include a GM Asset upon which it will engage in the GM Promotions, then the Parties shall discuss and mutually agree upon either (a) substitute GM Assets of equal or greater value as part of the GM Promotions or (b) some other equitable adjustment to the Media Fee or any other aspect of compensation hereunder, including, if applicable, a reimbursement of amounts paid by Tipico.
2.1.4All GM Promotions are subject to prior written approval from Tipico (email to the applicable Account Manager being sufficient), not to be unreasonably withheld and, as appropriate, shall use Tipico Content and be branded or co-branded with the Tipico Mark as set forth on Schedule B. Except as expressly contemplated by Schedule B, the inclusion of any Tipico Content in any GM Promotion is subject to Gannett Media’s prior approval, which approval shall not be unreasonably withheld; provided however that Gannett Media shall have complete editorial independence and discretion and full control over its editorial decisions related to news, articles, opinions, news events and similar content on any platform and in any media, but specifically excluding advertising. For any material changes to the Tipico Content with respect to any GM Promotions proposed by Gannett Media, Gannett Media will submit such change to Tipico prior making such change, and Tipico will notify Gannett Media of any objection thereto within 3 days after receipt of such proposal. If no objection is received within such 3 day-period, Gannett Media may publish the GM Promotion as proposed. Tipico shall be responsible for ensuring that all GM Promotions comply with Gaming Laws or, subject to Gannett Media’s compliance with Section 2.4.2, that a “self excluded” person will not be contacted by a member of the Gannett Media Group in connection with a GM Promotion.
2.1.5With 30 days of advance written notice to the other Party, either Party shall have the right to exclude any particular GM Assets from this Agreement (each, an “Excluded GM Asset”), if in good faith such Party believes (a) such GM Asset is not appropriate for the Tipico Content, as a result of the jurisdiction(s) that is the focus of such GM Assets not permitting the Gambling Services which are the focus of the Tipico Gambling Services, provided, any GM Asset that has a multijurisdictional focus (i.e., USA TODAY) should not become an Excluded GM Asset simply because there are jurisdictions within the focus of such GM Assets that do not permit the Gambling Services which are the focus of the Tipico Gambling Services or (b) inclusion of such Tipico Content in such GM Assets will violate the Law or the Gannett Guidelines, which Gannett Guidelines shall at all timed during the Term be applied on a non-discriminatory basis to all Persons advertising or using the GM Assets. Further, Tipico may notify Gannett Media in writing to remove or limit the duration of use of any GM Promotion at any time and from time to time and Gannett Media shall promptly comply with such notice. In addition, Gannett Media may immediately suspend a GM Asset(s), GM Promotion(s) and/or GM Link(s) if it reasonably believes such GM Asset, GM Promotion or GM Link to be in violation of any Law or the Gannett Guidelines. In such case, Gannett Media will provide Tipico with as much notice as practicable, or if notice is not able to be provided before such suspension, will provide notice as promptly as possible after such suspension, including the reason for such suspension. The Parties will cooperate in good faith to determine if any such suspension needs to be made permanent or whether changes can be made to address the reason for the suspension such that the GM Asset, GM Promotion and/or GM Link may be restored. In the event of an Excluded Asset or suspension of a GM Asset, GM Promotion or GM Link, then Parties shall discuss and mutually agree upon either (a) substitute GM Assets of equal or greater value as part of the GM Promotions or (b) some other equitable adjustment to the Media Fee or any other aspect of compensation hereunder, including, if applicable, a reimbursement of amounts paid by Tipico.
2.2Tipico Obligations
2.2.1From time to time during the Term, Tipico will provide Gannett Media:
(a)For use within the GM Assets Tipico Content that shall advertise and promote the Tipico Gambling Services, which may include unique attribution “promo” codes or other tracking methods agreed upon from time to time by the Parties (each, an “Attribution Codes”) and provide, as more particularly set forth on Schedule B, awards in connection with any sweepstakes provided as part of the GM Promotions and unique user promotion to incentivize use sign ups. With respect to those sweepstakes created solely by Tipico and that Tipico elects to offer within the GM Promotions (“Tipico Generated Sweepstakes”), Tipico shall be responsible for establishing the rules and terms of and shall ensure that such Tipico Generated Sweepstakes comply with applicable Law and Gannett Media shall have the right to review any such proposed rules and reserves of such Tipico Generated Sweepstakes and the right to decline any Tipico Generated Sweepstakes that it believes in good faith may violate applicable Law or any Gannett Guidelines. With respect to those sweepstakes a member of the Gannett Group offers or creates (i.e., not a Tipico Generated Sweepstake), regardless of whether Tipico Marks or Tipico Content is used or Tipico is otherwise provided sponsorship rights in connection therewith, Gannett Media shall be responsible for establishing the rules and terms of and shall ensure that such sweepstakes comply with applicable Law. Notwithstanding anything herein to the contrary, the terms and conditions for any sweepstakes provided under this Agreement will include permission, as required by applicable Law, for sharing of Personal Information of participants among the Parties for purposes of each being able to market its products and services to such participant. Further, if permitted by applicable Law, the Parties agree to use the “opt out” method for securing such permission;
(b)with guidelines and graphical artwork to use in linking GM Site(s) to the home pages of the Tipico Online Services, which will include special “tagged” link formats to be used in all links between the GM Site(s) and the Tipico Online Services. Links to the Tipico Online Service placed on the GM Site(s) pursuant to this Agreement and which properly utilize such special link formats provided by Tipico are referred to as “GM Links;” and
(c)with, to the extent permitted by applicable Law, subject to any applicable Gaming Approval and subject to the terms and conditions described on Schedule B:
(i)real-time live API for the Odds Data (“Odds Data Link”) to be integrated into the GM Assets by Gannett Media utilizing the APIs provided by Tipico, which the Parties agree the intention is for the Odds Data Link to be made available as part of the GM Promotions by the start of the 2021-2022 NFL season;
(ii)a betslip module that may be displayed on the GM Sites as set forth on Schedule B, so that viewers of such GM Site may place wagers, utilizing the Tipico Online Services, without leaving such GM Site (e.g., through the use of an iframe or similar technology on or within such GM Sites) that will be reviewed and approved by the Parties and the applicable Gaming Authorities prior to launch. Except for any integration developed by Gannett Media between the GM Site and the betslip module, the betslip module as described in this Section 2.2.1(c) shall be deemed Tipico Technology related to the Tipico Online Services. For purposes of clarification, with the integration of a betslip module, all activities relating to the operation of the Tipico Online Services will continue to be provided by Tipico and the betslip module will merely act as a window for interacting with the Tipico Online Services while remaining on GM Site; and
(iii)the Tipico Content associated with a to-be-developed single sign-on capability, which shall be developed by the Parties, that allows individuals to register and login to a Tipico Online Services via existing account details registered at GM Site.
2.3Subcontractors. Each Party shall be entitled to use third party contractors or subcontractors if necessary to perform their obligations hereunder; provided, that (a) the contracting Party shall remain primarily liable under all applicable provisions of this Agreement and (b) the contracting Party shall comply with applicable Gaming Laws in connection therewith. Further, in order for the Parties to best leverage the GM Assets as contemplated by this Agreement, a Party may request that the other Party contract directly with a contractor (e.g., to assist Gannett Media in mapping odds data) and, in such case, the Parties agree to work in good faith in connection therewith. This Section 2.3 is subject to any other terms applicable to use of subcontractors set forth in any data processing agreement entered into between the Parties pursuant to Section 9.5, which terms will govern and supersede in the event of any conflict with this Section 2.3.
2.4GM Promotions.
2.4.1The GM Promotions will (a) be prepared, performed and utilized in a workmanlike manner, in accordance with the standards of care and diligence and the level of skill, knowledge, and judgment normally practiced by companies in performing services of a similar nature and, at all times will comply with applicable Law and all privacy and Intellectual Property rights; (b) adhere to reasonable marketing policies and brand guidelines that Tipico makes available to Gannett Media ahead of performing such GM Promotion; provided such policies and guidelines shall not violate or conflict with Gannett Media Group policies and guidelines regarding content and advertising set forth on Exhibit 3, which may be updated from time-to-time (“Gannett Guidelines”); (c) appropriately disclose the connection between Gannett Media and Tipico, as and to the extent required by applicable Law; (d) not knowingly contain: (i) false, misleading, inaccurate, or deceptive statements or exaggerations; (ii) false or fabricated verbal or visual statements; (iii) dishonest or material distortions of opinions, findings or experiences depicted with respect to the Tipico Gambling Services; or (iv) content that otherwise violates the rights of any Person; and (d) otherwise comply with all other applicable Law and all privacy, publicity and Intellectual Property rights. In the event that any modification or removal of a posted GM Promotion is required as a result of a substantiated third party claim or due to a violation of this Agreement, Gannett Media shall make such modification or remove such GM Promotion.
2.4.2Tipico shall ensure that all Tipico Content provided by Tipico pursuant to this Agreement (a) complies with the requirements of applicable Gaming Laws, including any required message concerning problem gaming, (b) complies with all other applicable Law and all privacy and Intellectual Property rights; (c) complies with Gannett Guidelines and (d) does not knowingly contain (i) false, misleading, inaccurate, or deceptive statements or exaggerations; (ii) false or fabricated verbal or visual statements; (iii) dishonest or material distortions of opinions, findings or experiences depicted with respect to the Tipico Gambling Services; or (iv) content that otherwise violates the rights of any Person. Throughout the term of this Agreement, Tipico shall provide Gannett Media with a current and accurate list of individuals who have requested not to receive any commercial messages from or on behalf of Tipico, or have been put on a “disassociated persons,” “excluded,” “self-excluded,” “self-limited,” “administratively self-limited,” and “no-marketing” list (the “Do Not Contact List”). Gannett Media Group will scrub its applicable datasets used for any activities under this Agreement against the current Do Not Contact List to ensure the applicable individual(s) on the Do Not Contact List do not receive any future commercial messages from Gannett Media Group sent for or on behalf of Tipico or otherwise sent for purposes of promoting Tipico or the Tipico Gambling Service. To the extent any Person on the Do Not Contact List already appeared on any datasets of the Gannett Media Group, the Gannett Media Group may continue to send to such Persons communications and promotions unrelated to Tipico or the Tipico Gambling Service. The information contained in the Do Not Contact List shall be deemed Confidential Information of Tipico and Gannett Media Group shall not use such information for any purpose other than ensuring the applicable individual(s) do not receive any future commercial messages or other communication from Gannett Media Group sent on behalf of or in connection with

Tipico. To the extent that Tipico reasonably determines that applicable Gaming Laws prohibit the provision of the Do Not Contact List to Gannett Media, Tipico shall so advise Gannett Media, and Tipico and Gannett Media will cooperate in good faith, at no material cost to Gannett Media, to take such steps as are necessary to ensure that no Gannett Media Group commercial messages or other communications are provided to any Persons on the Do Not Contact List without providing such list to Gannett Media. Gannett Media agrees that the Gannett Media Group will not send any form of direct marketing in relation to the Tipico Gambling Services, unless it has received a prior authorization in writing from Tipico.
2.4.3For any social media marketing with the GM Promotions, the Gannett Media Group (a) shall use language consistent with rules, guidelines, and consent decrees issued by the Federal Trade Commission (FTC), the applicable Gaming Authority, or other regulatory or enforcement body having authority over the Gannett Media Group’s marketing practices, in connection with all social media posts to indicate such posts are sponsored posts including, but not limited to, the FTC’s Guides Concerning Use of Endorsements and Testimonials in Advertising; and (b) subject to Section 2.4.2 and Section 11.1 shall be solely responsible for ensuring that all social media distribution complies with all applicable Laws and, other than with respect to Tipico Content for which Tipico is solely liable and responsible, does not infringe on the rights of any third party.
Article 3
PROJECT MANAGEMENT
3.1Account Manager. Gannett Media will provide Tipico a team of 14 employees focused on the GM Promotions, with the goal of customizing and leveraging the GM Assets. In addition, each Party shall appoint a single United States employee as an account manager (each, an “Account Manager”), who will be tasked with the primary responsibility of interfacing with the other Party on a day-to-day basis with respect to the ongoing development, implementation and provision/operation of GM Promotions. Each Account Manager member shall be subject to the confidentiality obligation set forth in Article 8. The Account Managers (and any designee when the Account Manager is unavailable) will meet (in person or telephonically) at least weekly and have access to, and be kept fully and timely informed of, all relevant product information and roadmaps, and will be generally available between 9:00 AM and 5:00 PM Eastern Time on Gannett business days and will check email and voicemail regularly during such hours. For clarity, the appointment of the Account Managers will not limit either Party’s ability to contact other relevant personnel of the other Party for information or assistance as contemplated by this Agreement.
3.2Steering Committee. Each Party will appoint up to 4 representatives to serve as members of a joint steering committee charged with overseeing development, management, operation and other activities relating to GM Promotions (the “Steering Committee”). Each Steering Committee member shall be subject to the confidentiality obligation set forth in Article 8. The Steering Committee will meet on a monthly basis (in person or telephonically) and at such other mutually acceptable times and each Party will use reasonable efforts to cause its representatives to attend such meetings. The Steering Committee will be the appropriate forum to discuss any material concerns or major decisions relating to this Agreement. It is the intent of the Parties that the Steering Committee will act quickly to address issues and resolve concerns and disputes in a manner that is consistent with the status of the Parties as business collaborators. Tipico, following consultation and discussion at the Steering Committee, shall notify, on a quarter-by-quarter basis, Gannett Media of the GM Promotions its desires and that should be run, offered or provided during such calendar quarter (each, the “Quarterly Promotions Roadmap”). Each such Quarterly Promotions Roadmap shall be submitted to Gannett Media 30 days prior to the applicable calendar quarter; provided for the period between the Effective Date and December 31, 2021 there shall only be one Quarterly Promotions Roadmap, which shall be submitted by Tipico to Gannett Media on or prior to September 1, 2021.
Article 4
EXCLUSIVITY & COVENANTS
4.1Exclusivity.

4.1.1During the Term, the Gannett Media Group:
(a)is prohibited from directly or indirectly (including through employees) promoting any product in the Exclusivity Category (other than Tipico Gambling Services) on any GM Assets or any other print media owned or published by a member of the Gannett Media Group or websites and mobile applications owned, operated or controlled (including through providing publishing services) by a member of the Gannett Media Group, in either case, within the USA and Canada (it being understood that it shall not be a breach of this Agreement if any of the Gannett Media Group inadvertently sells such promotion and corrects the situation within 24 hours of receiving written notice from Tipico);
(b)shall exclusively promote and market the Tipico Online Services, and shall not sell advertising space for the purposes of marketing any product in the Exclusivity Category (other than Tipico Gambling Services) on or through the GM Assets (it being understood that it shall not be a breach of this Agreement if any of the Gannett Media Group inadvertently sells such advertising and corrects the situation within 24 hours of receiving written notice from Tipico);
(c)shall exclusively use the Odds Data provided by Tipico and shall not use any odds data provided by any third party within the GM Assets (excluding in connection with editorial content or third party content (which does not consist solely of odds data));
(d)shall exclusively use the betslip module provided by Tipico in connection with any GM Assets and shall not offer or integrate a betslip module for any product in the Exclusivity Category (other than Tipico Gambling Services) within the USA and Canada;
(e)shall not, including in exchange for any affiliate fee relating to the acquisition of the user, actively promote within the USA or Canada or actively integrate links on GM Assets registering for or participating in any product in the Exclusivity Category (other than Tipico Gambling Services); and
(f)shall not provide any digital media content related to Sports Betting, including news or editorial articles or videos, to any Person that owns, operates or provides a product in the Exclusivity Category for inclusion or incorporation into such product within the USA and Canada, other than the Tipico Gambling Services, excluding any content distributed on social media channels or via platforms that allow distribution of content by third parties. For clarity, Gannett Media would not provide this content directly to another Person that owns, operates or provides a product in the Exclusivity Category but may make this content available through a platform that such operator may utilize to display or distribute this content (e.g., embeddable videos available on YouTube).
4.1.2 Notwithstanding the foregoing, no member of the Gannett Media Group shall be deemed in breach of any of the foregoing requirements in Section 4.1 due to the actions of any third party not controlled by Gannett Media Group, including any advertising fulfilled by real time bidding through an exchange; provided Gannett Media shall utilize commercially reasonable (both in price and availability) filters and obligate any Person acting on behalf of Gannett Media, including through an exchange, to comply with the restrictions set forth in this Section 4.1 and, if such filters or Person inadvertently violates this Section 4.1, Gannett Media shall correct the situation within 24 hours of receiving written notice from Tipico regarding the same. Further, Gannett Media agrees that it will not, without Tipico’s consent, engage with any “talent” who has an active sponsorship arrangement in the Exclusive Category in connection with any event that is within the GM Promotions or the focus of which is gambling or Fantasy Sports.
4.1.3In no event may any content created by Gannett Media for any GM Promotions be used or published anywhere in any manner or media other than through a GM Asset without Gannett Media’s prior written approval in its sole discretion; provided, however, that nothing in the foregoing shall prevent or prohibit Tipico from sharing, reposting, linking to or embedding (including via in-line linking) content created by Gannett Media on websites, mobile applications and social media platforms that are owned, operated or controlled by Tipico including paid advertising on these properties.

4.1.4Notwithstanding anything to the contrary contained herein the Gannett Media Group may promote (including publishing advertisements) “brick and mortar” Gaming Services, other than Sports Betting, Online Gaming Services and Fantasy Sports, that (a) are not physically located within a media market (DMA) whereby Tipico is providing Gambling Services, (b) are not, nor are its Affiliates or its brands or its Affiliates’ brands, well-known for or generally associated with Online Gambling Services or Fantasy Sports, or (c) do not, nor do its Affiliates, operate an Online Gaming Service in more than one state or licensing jurisdiction within in the USA or Canada. Tipico may request, on a periodic and reasonable basis, to be provided a list of each entity that Gannett Media Group is promoting under this Section 4.1.4 and, to the extent Tipico reasonably believes such entity or promotion does not qualify under this Section 4.1.4, instruct Gannett Media Group to promptly cease such promotions.
4.2Tipico Content. The Gannett Media Group shall (a) use the Tipico Content only in a lawful manner and only in accordance with the terms of this Agreement; (b) not modify or alter any Tipico Content, other than to reasonably resize any Tipico Content that consists solely of a graphic image or other formatting changes; (c) not sell, redistribute, sublicense or transfer any Tipico Content (other than as permitted in this Agreement) (it being understood that Gannett Media may syndicate Tipico Content in a manner intended to send sales to Tipico or the Tipico Gambling Service); (d) not use any Tipico Content in a manner intended to send sales to any Person or site other than Tipico or the Tipico Gambling Service; and (e) promptly delete any Tipico Content that Tipico notifies Gannett Media in writing is no longer available for use by the Gannett Media Group.
4.3Age and Gaming Restrictions.
4.3.1Each Party shall comply with all restrictions imposed by applicable Laws or any Gaming Authority with respect to the marketing and operation of Gambling Service including age limitations and exclusion lists. Without limiting the foregoing, the Gannett Media Group will use commercially reasonable efforts to prevent marketing the Tipico Gambling Services to users (a) who are under the age of twenty-one (21) based on existing Technology and data available for its users, and (b) who have self-excluded or are otherwise prohibited from using a Gambling Service so long as Tipico has provided the Do Not Contact List in accordance with Section 2.4.2.
4.3.2Tipico represents and warrants that the Tipico Gambling Services are not “directed to children” as defined in the Children’s Online Privacy Protection Act of 1998. Tipico shall not knowingly collect or accept information from children under the age of thirteen (13) or where applicable, sixteen (16). In the event Tipico discovers that it has collected or accepted information from children under the age of thirteen (13) or where applicable sixteen (16), Tipico shall take all appropriate measures to comply with applicable Laws with respect to such information.
4.4Referrals.
4.4.1Throughout the Term, Tipico shall work in good faith to use new acquisition methods, as they become available and are practical, to effectively track and attribute Qualified Players, including implementing, subject to applicable Law and receipt of the Gannett Media of all requisite Vendor Licenses, new methods employed by Tipico with its other marketing partners or employed by other operators of Online Gambling Services in the Gaming Jurisdictions in order for Tipico to remain competitive in such applicable markets. For the first thirty (30) days following a Tipico Online Service going live in a particular Gaming Jurisdiction, Tipico agrees not allow any Person, other than a member of the Tipico Group or the Gannett Media Group, to do a targeted promotion to any FTP Player database (or subset thereof) for such Tipico Online Service.
4.4.2Tipico reserves the right to reject registrations or deposits that Tipico reasonably determines do not comply with applicable Law or any requirements or procedures that Tipico may establish and applies equitably to all potential customers and not in bad faith against any Referral or Gannett Media. Any reasonably rejected registrations will not be deemed a Qualified Player.
4.4.3No member of the Gannett Media Group may, under any circumstance, sell or otherwise transfer any Attribution Code or GM Link for use by another Person on a business-to-business basis, except as approved by Tipico in writing.

4.4.4No member of the Gannett Media Group may, under any circumstance, except as permitted by this Agreement or approved by Tipico: (a) in any way modify, redirect, suppress, or substitute the operation of any button, link, or other interactive feature of the Attribution Code or GM Link; (b) use the Attribution Code or GM Link for Account Creation on behalf of any third party; (c) attempt to intercept or re-direct (including via user-installed software) traffic from or on, or divert referral fees from, any web site that participates in any marketing partner program of Tipico Group; (d) seek to purchase or register any keywords, search terms or other identifiers that include any Tipico Mark or similar words for use in any search engine, portal, sponsored advertising service or other search or referral service; (e) include the Attribution Code or GM Link on a website dedicated to promoting coupon codes, promotional codes, discount codes or bonus codes; (f) promote any Tipico Gambling Service by placing any Attribution Codes or GM Links on self-help or problem gambling advice websites; (g) place the Attribution Codes or GM Link on any part of GM Assets that are aimed at individuals who are under 21 years of age or aimed at individuals who have self-excluded; or (h) directly or indirectly offer any Person any consideration or incentive (including payment of money (including any rebate), or granting of any discount or other benefit) for using any Attribution Code or GM Link.
4.4.5If Tipico reasonably believes that Gannett Media is engaging in practices to circumvent the limitations on use of the Attribution Code or GM Link or artificially inflate the CPA Payments in a manner that materially adversely affects the Tipico Group, Tipico shall notify Gannett Media and Gannett Media shall promptly cease such practice in question.
Article 5
GAMING REGULATORY ISSUE
5.1Gaming Jurisdictions. Each state or other jurisdiction in the USA or Canada in which the Tipico Gambling Services operates as of any such time of determination is referred to as a “Gaming Jurisdiction.” As of the Effective Date, the Gaming Jurisdictions include: Colorado and New Jersey. It is anticipated that other Gaming Jurisdictions will be added throughout the Term as Tipico expands the Tipico Gambling Services. Tipico will notify Gannett Media in writing (email to the applicable Account Manager being sufficient) at least 60 days before the expansion of the Tipico Gambling Services into a new Gaming Jurisdiction.
5.2Gannett Media Licensure.
5.2.1Gannett Media may be required to file or obtain registrations, approvals or licenses to market and promote the Tipico Gambling Services as contemplated herein and to be entitled to the benefits under this Agreement, including the Upfront Fee, Media Fee or CPA Payment, with or from Gaming Authorities under the applicable Gaming Laws of each Gaming Jurisdictions (each such registration, approval, license or authorization, a “Vendor License”). Gannett Media shall be solely responsible, at its sole cost and expense, for obtaining and maintaining any necessary Vendor Licenses; provided, Tipico will use its commercially reasonable efforts to assist Gannett Media in obtaining any required Vendor License if requested by Gannett Media.
5.2.2Gannett Media will submit a complete filing or application for any required Vendor License for a new Gaming Jurisdiction within 30 days after being notified by Tipico of the expansion into that Gaming Jurisdiction; provided, however, with respect to the Gaming Jurisdictions as of the Effective Date, as set forth in Section 5.1, Gannett Media shall submit an application for a Vendor License to the relevant Gaming Authority, as required, within 30 days after the Effective Date. Gannett Media agrees to diligently pursue and use commercially reasonable efforts to obtain all requisite Vendor Licenses or update thereof from the relevant Gaming Authority as soon as reasonably practical.
5.2.3The Parties acknowledge that to the extent Gannett Media does not hold the necessary Vendor License in a Gaming Jurisdiction (including any interim authorization or license temporary, if applicable), Tipico shall not be obligated to pay any amounts, including the CPA Payment on any Qualified Player in such Gaming Jurisdiction if and only if making any such payments in such event is prohibited by a Gaming Authority or Gaming Laws, unless and until Gannett Media obtains such required Vendor License (including any interim authorization or license temporary, if applicable), which can happen at any time during the Term. The Parties do not, as of the Effective Date of this Agreement, believe that the burden of obtaining and maintaining a Vendor License for payment of the Upfront Fee, Media Fee or CPA Payment is onerous on Gannett Media. If the Vendor License that Gannett Media would be required to obtain in order to promote the Tipico Gambling Services, receive the Upfront Fee, Media Fee or CPA Payment, and otherwise perform under this Agreement in that Gaming Jurisdiction would be a Major License, and if Gannett Media determines in its good faith but sole judgement that it cannot or does not desire to obtain or maintain a Major License in that Gaming Jurisdiction, then the Parties shall, in good faith, mutually agree upon an amendment to this Agreement reflecting an alternative economic or operational arrangement that permits Gannett Media to obtain a less restrictive Vendor License (which is not a Major License or is otherwise), with the intent of putting the Parties in the same position, as to rights, obligations and economics, in which it would have been had it been able to obtain the contemplated Vendor License. In no event shall this Section 5.2.3 modify any rights or obligations.
Article 6

FEES & ACCOUNTING
6.1Upfront Consideration.
6.1.1In consideration for entering into this Agreement, Tipico shall pay Gannett Media an amount of $10,000,000 (the “Upfront Fee”). Subject to Gannett Media’s receipt of all requisite Gaming Approvals, the Upfront Fee shall be paid within 30 days following the Effective Date. Payment shall be made via electronic or wire transfer at Gannett Media’s option elected at least three Business Days prior to such payment.
6.1.2On the Effective Date, Gannett SB, Inc., a Delaware corporation and member of the Gannett Media Group, shall be granted a warrant for a $0.00 strike price to acquire up to 4,990 shares of common stock of Tipico U.S. Group Corp, a Delaware corporation and parent company to Tipico (the “Tipico Stock”), representing a minority interest in Tipico, subject to the terms and conditions set forth therein and substantially in the form attached hereto as Exhibit 1, to be executed by the applicable parties (the “Tipico Warrant”).
6.2Media Fee. In exchange for the rights granted and services provided hereunder, Tipico shall pay to Gannett Media an aggerate amount of $80,000,000 (the “Media Fee”) over the Term as provided in Schedule B.
6.3CPA Payment. Pursuant to Schedule E, Tipico shall pay Gannett Media the CPA Payment for each Qualified Player Gannett Media generates during the Term in excess of 15,000 Qualified Players. In any event of a Chargeback, Credit or suspected underage gambler (proven or not verified to be over 21), such an Qualified Player will not be considered for the purpose of the this Agreement for a CPA, and any CPA Payment made to Gannett Media in respect of such Qualified Player shall be deducted from future payments to Gannett Media. Gannett Media will have access to a reporting portal, allowing for real time reporting of Qualified Players (24 hour delayed). Tipico shall deliver to Gannett Media a reasonably detailed written report, monthly in arrears setting forth the aggregate CPA Payments owed to Gannett Media for such month. Within 30 days of the end of such month, Tipico shall pay Gannett Media the CPA Payments due and owing for such month. Payment shall be made via electronic or wire transfer, at Gannett Media’s option elected at least three Business Days prior to such payment. For clarity, Gannett Media shall only be entitled to receive one CPA Payment for a specified end-user with regard to one Tipico Online Service and Gannett Media shall not receive an additional CPA Payment for such end-user with regard to any other Tipico Online Service. For the sake of clarity and solely as an example, in the event an end-user is an Qualified Player who registers on the Tipico Online Service in New Jersey for an online sportsbook with respect to whom Tipico owes or has paid to Gannett Media a CPA Payment, then Gannett Media shall not be eligible to receive a second CPA Payment for such end-user even in the event that he/she subsequently opens, funds, and placed a paid wager via another Tipico Online Service, including its online casino product in New Jersey or its online sportsbook in Colorado.
6.4Withholding; Taxation. Notwithstanding anything in this Agreement to the contrary, to the extent Tipico has any withholding obligation with respect to any payment made pursuant to this Agreement, it shall be entitled to deduct and withhold from the payments to be made pursuant to this Agreement any taxes required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder or any other provision of applicable Law and to request any reasonably necessary tax forms including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any similar information for the purpose of determining whether such withholding is required. To the extent that amounts are so withheld and deducted pursuant to this Section 6.4 and paid to the proper Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Gannett Media in respect of which such deduction and withholding was made. Tipico will agree to provide to Gannett Media whatever certificates or forms are required to be provided to Gannett Media under applicable Law and, to the extent that Tipico is required to withhold and remit amounts to a third party under applicable Law and fails to do so, then Tipico shall be liable for any fees, charges, penalties, costs, levies, assessments and the interest due as a result of such failure. To the extent a withholding obligation arises with respect to other than a cash payment, Gannett Media shall make arrangements satisfactory to Tipico for payment of any taxes required to be withheld in excess of any future cash payment due to Gannett Media. Tipico shall give Gannett Media sufficient notice of such obligations in order that such Party can provide any applicable forms to Gannett Media. Gannett Media represents that it uses the accrual method of accounting for tax purposes; therefore, pursuant to Treasury Regulation Section 1.409A-1(f)(1), the compensatory arrangements pursuant to this Agreement are not subject to requirements of the statutory provisions of Section 409A of the Code and any Treasury Regulations and other interpretive guidance issued thereunder. Gannett Media is solely responsible for all tax liabilities imposed on Gannett Media under the Code or any other applicable Law, and no provision of this Agreement shall be interpreted or construed to transfer any such liability from Gannett Media or any of its subsidiaries, affiliates or successors to Tipico or any of its subsidiaries, affiliates or successors.
6.5Right to Audit. Both Parties will keep and maintain accurate books of account and records in accordance with their normal procedures covering all transactions relating to this Agreement. Each Party is entitled, at its sole cost and expense, to: (a) audit such books and records up to one time each calendar year, upon at least 30 days’ prior written notice to the other Party or by either Party or its internal or external auditors based upon a reasonable belief that there may have been a violation of Law or breach of this Agreement, by sending an authorized representative, agent, attorney or accountant to the then current business address of the other Party where records are maintained; and (b) make or cause such authorized representative, agent, attorney or accountant to make copies and summaries of such books and records for use in auditing only (such books and records, and copies and summaries, will be deemed Confidential Information). The Parties agree to reasonably cooperate, answer reasonable questions, and provide reasonably requested information by the other Party’s auditors. All such information provided by a Party to the other Party pursuant to Article 8 shall constitute Confidential Information of the Disclosing Party. Any such audit shall be at the auditing Party’s expense; provided however that if discrepancy is found, the Party receiving the benefit of the error shall promptly pay to the other Party the amount in question and if such discrepancy is an underpayment in excess of 5% of the amount owed to the auditing Party for the period being examined, the audited Party shall pay the auditing Party’s reasonable costs of such audit (provided such audit shall not be done on a contingency fee basis). The acceptance of any report or amounts hereunder shall not prejudice or restrict the rights of a Party to conduct an audit hereunder.
Article 7
INTELLECTUAL PROPERTY
7.1Pre-Existing Rights and Independent Development.
7.1.1As between the Parties, each Party retains all right, title, and interest in and to any of its Intellectual Property rights and Technology that existed prior to the Effective Date of this Agreement. Each Party will retain all right, title, and interest to any Intellectual Property rights and Technology that is developed independently by such Party, without using any of the other Party’s Confidential Information. No Tipico Marks shall include any Gannett Media Intellectual Property. No Gannett Media Marks shall include any Tipico Intellectual Property.
7.1.2The Tipico Group shall retain all right, title and interest (including all patent, copyright, trade secret and other intellectual property rights) in and to the Tipico Gambling Services, the Odds Data Link, the betslip module as described in this Section 2.2.1(c), and any and all related and underlying Intellectual Property and Technology therein, reports and documentation, and Tipico Content, provided to Gannett Media hereunder (together with Tipico Marks, “Tipico Intellectual Property”). The Tipico Group also shall retain all right, title and interest in and to the applicable Tipico Marks, and all uses thereof shall inure to the benefit of the Tipico Group, and any right that may accrue to the Gannett Media Group related thereto and any goodwill associated therewith are hereby fully and irrevocably granted and assigned to Tipico or its designee. The Tipico Group expressly reserves all rights in and to the Tipico Intellectual Property not expressly granted herein.
7.1.3The Gannett Media Group shall retain all right, title and interest (including all patent, copyright, trade secret and other intellectual property rights) in and to GM Assets, including its technology, reports and documentation but excluding (a) any Tipico Content incorporated in any GM Asset or (b) any Tipico Intellectual Property displayed or otherwise incorporated in the GM Asset(s) (together with Gannett Media Marks, “Gannett Media Intellectual Property”). The Gannett Media Group also shall retain all right, title and interest in and to the applicable Gannett Media Marks to the extent same do not contain any Tipico Intellectual Property, and all uses thereof shall inure to the benefit of the Gannett Media Group, and any right that may accrue to the Tipico Group related thereto and any goodwill associated therewith are hereby granted and assigned to Gannett Media or its designee. The Gannett Media Group expressly reserves all rights in and to the Gannett Media Intellectual Property not expressly granted herein.
7.2License.
7.2.1Tipico hereby grants to the Gannett Media Group a non-exclusive, royalty-free, non-sublicensable, revocable, non-transferrable (except as permitted under Section 15.6) and limited license to use the Tipico Marks and certain Tipico Intellectual Property made available to Gannett Media by Tipico solely for the purpose of providing the GM Promotions in accordance with the terms of this Agreement and Tipico’s guidelines, attached hereto as Exhibit 2, which can be updated from time-to-time by Tipico. If Tipico reasonably objects to any member of the Gannett Media Group’s use of the Tipico Marks or Tipico Intellectual Property, Gannett Media must comply (or cause the applicable member of the Gannett Media Group to comply) within 24 hours with Tipico’s reasonable requests in writing for changes or removal. No member of the Gannett Media Group will disassemble, decompile or reverse engineer the Tipico Technology. The Parties acknowledge that Tipico is not expected to provide any source code to Gannett Media pursuant to this Agreement.
7.2.2Gannett Media hereby grants to the Tipico Group a non-exclusive, royalty-free, non-sublicensable, revocable, non-transferrable (except as permitted under Section 2.3 or Section 15.6) and limited license to use the Gannett Media Marks and Gannett Media Intellectual Property made available to Tipico by Gannett Media solely for the purpose of performing its obligations hereunder in accordance with the terms of this Agreement and Gannett Media’s brand standards, attached hereto as Exhibit 4, which can be updated from time-to-time by Gannett Media. If Gannett Media reasonably objects to Tipico’s use of the Gannett Media Marks or Gannett Media Intellectual Property, Tipico must comply (or cause the applicable member of the Tipico Group to comply) within 24 hours with Gannett Media’s reasonable requests in writing for changes or removal.
7.2.3No licenses are granted by the Parties except for those expressly set forth in this Section 7.2, and all rights to a Party’s Intellectual Property that are not expressly granted in this Section 7.2 are reserved by the applicable Party.
7.3Feedback. Neither Party has any obligation to provide ideas, suggestions, concepts, proposals, or other undocumented intangibles relating to the other Party’s business or Technology (collectively, “Feedback”). However, the Parties agree that any Feedback provided will not by itself give rise to any claim of ownership, and an alleged unauthorized or improper use of Feedback shall not form the basis of any claim or action brought against the other Party. The Parties further agree that use of any Feedback by a Party shall have no effect on underlying ownership of Intellectual Property.
7.4Enhancements.
7.4.1In connection with this Agreement, Tipico shall have the sole right to develop and implement changes related to the Tipico Gambling Services and related Technology (“Tipico Platform”) and Gannett Media shall have the sole right to develop and implement changes related to the GM Assets and related Technology (“Gannett Media Platform”). Each change to the Tipico Platform and the Gannett Media Platform (each, generally referred to herein as a “Platform”) including any required by third party application or platform providers is independently referred to herein as an “Enhancement”, and, collectively, the “Enhancements”.

Enhancements may be developed based on Feedback provided by the other Party. Enhancements shall be developed at the sole discretion and sole cost of the Party whose Platform is modified by such Enhancement (the “Developing Party”). Subject to Section 7.2, the Developing Party shall own all right, title, and interest to any Intellectual Property in the Enhancements to the Developing Party’s Platform. In the event the other Party (the “Assigning Party”) contributes or otherwise participates in the development of an Enhancement, including, but not limited to, providing Feedback in connection with such Enhancement, the Assigning Party hereby assigns to the Developing Party any right, title or interest in and to such Enhancement the Assigning Party may otherwise have pursuant to applicable Law. The Parties acknowledge and agree that Enhancements may impact the display, distribution and/or functionality of the GM Assets, GM Promotions and/or GM Links and agree to co-operate in good faith to address any necessary changes, which may include requiring temporary suspension of the GM Assets, GM Promotions and/or GM Links affected in order to update them.
7.4.2The Assigning Party agrees, without further compensation, upon the request of the Developing Party (or its successors, assigns or legal representatives) to timely: (a) execute all oaths, assignments, powers and any other papers; (b) testify in all proceedings; and (c) otherwise take all actions, and fully cooperate with the Developing Party, in each case, as may be necessary or appropriate, in the opinion of the Developing Party, to convey, establish, evidence, maintain, protect, defend and enforce the Developing Party’s rights in the Enhancements or otherwise related to securing and enforcing the Developing Party’s rights under this Agreement; and the Assigning Party hereby irrevocably appoints the Developing Party and any of its officers as Assigning Party’s attorney in fact to undertake such acts in Assigning Party’s name.
Article 8
CONFIDENTIALITY
8.1Confidentiality. Each Party (such Party, including its Account Manager and members appointed to the Steering Committee, a “Receiving Party”) understands that any other Party (the “Disclosing Party”) may disclose to the Receiving Party, or the Receiving Party may otherwise acquire or have access to in the course of its performance under this Agreement, information and materials of a confidential nature (including product information; data; pricing; business plans and strategies; financial information; end user information; software; specifications; research and development; proprietary algorithms, software source and object code) that are (a) clearly and conspicuously marked as “confidential” or with a similar designation; (b) identified by the Disclosing Party as confidential and/or proprietary before, during, or promptly after presentation or communication; or (c) disclosed to (or otherwise acquired by) Receiving Party in a manner in which the Disclosing Party reasonably communicated, or the Receiving Party should reasonably have understood under the circumstances or from the nature of the information or data disclosed, that the information or materials should be treated as confidential, whether or not the specific designation “confidential” or any similar designation is used (“Confidential Information”).
8.2Disclosure and Use. Except as provided in Section 8.8 or with the prior written consent of the Disclosing Party, neither Party will (a) disclose any Confidential Information of the Disclosing Party other than on a need-to-know basis to its (including its Affiliates’) directors, employees, attorneys, accountants, financial advisors, lenders and contractors, solely to the extent and only for the purpose of performing or receiving services in furtherance of the Receiving Party’s rights and obligations under this Agreement, who have signed a non-disclosure agreement or are otherwise subject to confidentiality obligations that protect the Disclosing Party’s Confidential Information, which non-disclosure agreement or confidentiality obligations are no less stringent than the terms set forth herein; (b) except as otherwise provided in this Agreement, use Confidential Information other than for fulfilling the obligations or exercising the rights of the Receiving Party under this Agreement or assisting Receiving Party in determining its ongoing business opportunities; (c) make internal business copies or allow others to make copies of such Confidential Information except as is reasonably necessary to fulfill the Receiving Party’s obligations or exercise its rights under this Agreement; or (d) remove or export any such Confidential Information in violation of Laws. The Receiving Party will treat the Confidential Information of the Disclosing Party, and will cause its directors, employees, attorneys, accountants, financial advisors, and contractors to treat such Confidential Information, with at least the same degree of care and protection as it would use with respect to its own Confidential Information of a similar nature, but in no event less than a reasonable standard of care. The foregoing obligations will survive the termination or expiration of this Agreement.

8.3Exceptions; Required Disclosures.
8.3.1Each Receiving Party agrees to keep confidential any Confidential Information obtained regarding the other in connection with the transactions contemplated hereby, and (a) will use such Confidential Information solely in connection with the transactions contemplated hereby, and (b) will not disclose such Confidential Information to any Person other than as allowed hereunder.
8.3.2Nothing in this Agreement prohibits or limits a Receiving Party’s use or disclosure of information (a) previously known to it without obligation of confidence, (b) independently developed by or for it without use of or access to the Disclosing Party’s Confidential Information and without breaching this Agreement, (c) acquired by it from a third party who was not known to the Receiving Party to be under an obligation of confidence to the Disclosing Party or its Affiliates with respect to such information, or (d) which is or becomes publicly available through no breach of this Agreement.
8.3.3Notwithstanding anything herein to the contrary, the Receiving Party may disclose such Confidential Information it reasonably deems necessary or advisable (a) to any Gaming Authority or pursuant to any Gaming Laws, or (b) for purposes of its and its Affiliates’ compliance with any Laws (other than Gaming Laws, which is addressed in clause (a) above) to which it is subject, including any securities Laws; provided that, with respect to disclosures pursuant to clause (b) above, Receiving Party agrees to promptly notify the Disclosing Party of the existence, terms and circumstances surrounding such disclosure unless prohibited by Law, and exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such Confidential Information, and if such order or assurance is not obtained, such Receiving Party shall be permitted to disclose only such portion of the Disclosing Party’s Confidential Information that it is advised by opinion of counsel is required to be disclosed.
8.3.4Notwithstanding anything to the contrary contained herein, there shall be no restriction to the disclosure of any information that the Parties have mutually agreed to previously publicly disclose.
8.4As requested by the Disclosing Party during the Term, upon expiration or any termination of this Agreement, or completion of the obligations of the Receiving Party, as applicable, the Receiving Party shall (a) return or destroy, as the Receiving Party may elect, all material in any medium that contains, refers to, or relates to the Disclosing Party’s Confidential Information, and (b) retain no copies other than copies solely to the extent, if any, in connection with any record retention policies or required by applicable Law; provided, however, that no Party will be obligated to erase Confidential Information subject to a license granted herein or contained in an archived computer system backup made in accordance with such Party’s security and/or disaster recovery procedures, provided that such archived copy will (i) eventually be erased or destroyed in the ordinary course of such Party’s data processing procedures and (ii) will remain fully subject to the obligations of confidentiality and security stated herein.
8.5In the event of any actual or suspected misuse, disclosure or loss of, or inability to account for, any Confidential Information of the Disclosing Party, the Receiving Party promptly shall (a) (and in any event within five Business Days) notify the Disclosing Party upon becoming aware thereof; (b) furnish to the Disclosing Party full details of the unauthorized possession, use or knowledge, or attempt thereof, and use its reasonable best efforts to assist the Disclosing Party in investigating or preventing the reoccurrence of any unauthorized possession, use, or knowledge, or attempt thereof, of confidential information; (c) take such actions as may be necessary or reasonably requested by the Disclosing Party to minimize the violation; and (d) cooperate in all reasonable respects with the Disclosing Party to minimize the violation and any damage resulting therefrom.
8.6Confidential Information, including permitted copies thereof, will be deemed to be the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information will not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s Intellectual Property rights. The Parties agree that an impending or existing violation of the terms of this Article 8 may cause the Disclosing Party irreparable injury for which it would have no adequate remedy at Law, and agree that the Disclosing Party will be entitled to seek immediate temporary and permanent injunctive relief (without the necessity of proving actual damages) prohibiting such violation, in addition to any other rights and remedies available to it.

8.7The Parties shall mutually agree on a press release with respect to the entry into this Agreement and the transactions contemplated hereby. No Party shall or shall permit its Affiliates to issue to the public any report, written statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby, except (a) with the prior written consent of the other Party, such consent not to be unreasonably withheld, or (b) as necessary for purposes of a Party’s or its Affiliate’s compliance with any Laws to which it is subject, including any securities or Gaming Laws.
8.8This Article 8 shall survive the termination of this Agreement for any reason for a period of 5 years and indefinitely as it relates to any trade secrets.
Article 9
PRIVACY; DATA; SECURITY
9.1Gannett Media Information. Gannett Media acknowledges that, by using the GM Links and Attribution Codes to promote the Tipico Gambling Service, Tipico may receive information from or about visitors to the GM Assets or communications between the Gannett Media Group and those visitors (“Referral Tracking Information”). The Gannett Media Group’s participation in such promotions constitutes such member of the Gannett Media Group’s specific and unconditional consent to, and authorization for, Tipico’s access to, receipt, storage, use, and disclosure of Referral Tracking Information collected as a direct result of registration and use of the Tipico Gambling Services consistent with applicable Law and the policies and procedures set forth in the privacy policies and terms of use on the Tipico Gambling Service.
9.2Data Ownership and Use. As between Gannett Media and Tipico, all Personal Information (a) collected in connection with a user’s use of features or areas of GM Assets (specifically excluding any data collected in connection with such user’s use of any Tipico betslip module within the GM Assets) will be owned exclusively by the Gannett Media Group; and (b) collected in connection with such user’s use of features or areas of the Tipico Gambling Services will be owned exclusively by the Tipico Group.
9.3Compliance. Each of Gannett Media and Tipico will collect, use, and share personal data only in accordance with applicable Laws, including all Gaming Laws and, if applicable, the California Consumer Privacy Act, the Virginian Consumer Data Protection Act, the Canadian Personal Information Protection and Electronic Documentation Act (PIPEDA) and other state, provincial and federal privacy Laws as may come in to effect from time to time, and such Party’s respective privacy policies.  Except for the Referral Tracking Information, Tipico will not collect any data regarding a user’s use of GM Assets, and to the extent Tipico is able to independently derive or collect such data, Tipico will not use or process such data for any purpose.
9.4Privacy Policies. Each Party will ensure that each website, mobile application, or other access point used for the marketing or operation of the Tipico Gambling Services contains a privacy policy that complies with all applicable Laws and, in all material respects with industry best practices and applicable Federal Trade Commission and, if applicable, Canadian governmental guidance.
9.5Sharing of User Data. With respect to any Personal Information that is shared between the Parties, the Parties will (a) document the user data elements to be shared; and (b) mutually agree upon (i) the method of sharing such data elements and (ii) the process for obtaining any applicable user consents. The Parties may enter into a data processing addendum to this Agreement for such purpose. All user consent flows, if any, to enable the sharing of user data between the Parties will be subject to prior mutual agreement. To the extent Gannett Media shares any unique identifiers for Gannett Media Group users (e.g., Gannett Media GUID, B-cookies, etc.) with Tipico under this Agreement, Tipico agrees that such information will be used solely to perform Tipico’s obligations under this Agreement and for compliance with applicable Law, Tipico will not have any independent rights to use such information, and Tipico will not share such information with any third parties other than as required by Law. To the extent Tipico shares personal information regarding a user with Gannett Media, Gannett Media shall use such user information only for the performance of its obligations under this Agreement or for compliance with Law. Notwithstanding anything herein to the contrary, neither Party shall share any Personal Information with the other Party expect as expressly provided for on Schedule B or otherwise agreed to by such Party in writing. Notwithstanding anything herein to the contrary, the Parties agree the terms and conditions for any free-to-play game or registration or activity associated with an event included in the GM Promotions will include permission, as required by applicable Law, for sharing of Personal Information of participants among the Parties for purposes of each being able to market its products and services to such participant. Further, if permitted by applicable Law, the Parties agree to use the “opt out” method for securing such permission. Further, Tipico may only share Personal Information with Gannett Media if permitted by the applicable Gaming Authority and Gaming Laws and, if applicable, any third party in which it has secured marked access in a Gaming Jurisdiction.
9.6Data Security. Each Party represents and warrants that it shall (a) maintain reasonable and appropriate technical, organizational and physical measures to protect any data that such Party collects, accesses, stores, processes or receives from, or on behalf of, the other Party the (“Shared Information”) against (i) unauthorized or unlawful disclosure, transfer, access, processing, use, alteration or destruction and (ii) against accidental disclosure, access, loss, damage, processing, use, transfer, alteration or destruction including any such measures required by applicable Law (any of the foregoing in (i) or (ii), a “Shared Information Compromise”); (b) take all steps necessary to ensure the reliability and security of systems operated by it or on its behalf to protect the Shared Information referenced in clause (a) above; (c) immediately (no later than 24 hours after discovery) notify the other Party of any (i) any breach or suspected breach of the security of any such systems that may result in a Shared Information Compromise or (ii) any other occurrence of a Shared Information Compromise (whether electronically or physically), including the other Party’s reasonable belief that such access or use may have occurred), and without limiting the rights of the Party being notified with respect thereto, cooperate with respect to any such Shared Information Compromise; and (d) ensure it has reasonable network and data security policies including any such measures required by applicable Law. If either Party becomes aware of a Shared Information Compromise or any other breach or potential breach of security caused by its personnel or contractors or occurring on its or any of its third party contractor’s applications, networks or systems relating to the Shared Information or any information subject to this Agreement, it shall be responsible for, and bear all costs arising from, any and all notification and mitigation efforts related to such breach. Such Party shall conduct any recovery necessary to remediate the impact of such breach as required by applicable Laws. The Parties shall cooperate in the investigation, mitigation and remediation efforts undertaken to ensure that any potential breach does not become an actual breach or to remedy any actual breach and its consequences. A Party’s obligations under this Section 9.6 shall survive termination or expiration of this Agreement to the extent that such Party continues to maintain such Shared Information.
9.7Further Co-operation. Each Party will throughout the Term co-operate in good faith with the other Party to determine any additional data privacy and/or data security measures to be undertaken in connection with this Agreement, including (i) by reviewing and assessing the impact of new data privacy Laws and entering into amendments to this Agreement or making changes to operations or procedures to accommodate them as needed, (ii) by making reasonably available to the other Party its personnel with appropriate expertise and knowledge of such Party’s privacy and security practices and systems to determine whether different or additional privacy or security measures should be undertaken , (iii) by completing data privacy and security questionnaires and assessments requested by the other Party, and (iv) by entering into additional data protection agreements as needed. If at any time, the Parties elect to expand the GM Promotions beyond the US and Canada, the Parties will jointly assess and determine any necessary amendments to the Agreement and/or additional operational and technical measures that may be required, including entering into a data processing addendum compliant with the EU General Data Protection Regulation (GDPR) and ePrivacy Directive

Article 10
REPRESENTATIONS AND WARRANTIES
10.1Tipico Representations and Warranties. Tipico represents and warrants to Gannett Media that:
10.1.1Incorporation. Tipico is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.

10.1.2Authority and Validity. Tipico has the authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Tipico of, and the performance by Tipico of its obligations under this Agreement have been duly authorized by the requisite action on its part. This Agreement is the valid and binding obligation of Tipico, enforceable against Tipico in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.
10.1.3Non-Contravention. The execution, delivery and performance by Tipico of this Agreement does not and will not (a) conflict with or violate any provision of Tipico’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which a member of the Tipico Group is a party or by which it is bound, (c) violate any Law to which a member of the Tipico Group is subject, including, for the sake of clarity, the Gaming Laws, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which a member of the Tipico Group is a party or by which it is bound or affected.
10.1.4No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Tipico in connection with the execution, delivery and performance of this Agreement.
10.1.5Gaming Approvals. Before offering the Tipico Gambling Services in any Gaming Jurisdiction, Tipico will have obtained all necessary licenses or approvals under any applicable Gaming Laws from the relevant Gaming Authorities, and the offering of the Tipico Gambling Services will otherwise be conducted in compliance with all applicable laws, rules, regulations and industry security standards, including but not limited to, any licensing, qualification, registration, data protection and privacy, or other requirements imposed thereunder.
10.1.6No Litigation. There is no pending or, to Tipico’s knowledge, threatened claims, lawsuits, governmental actions or other proceedings against the Tipico Group or its or their assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on Tipico’s ability to perform its obligations under this Agreement.
10.1.7Compliance with Laws. Tipico is in material compliance with all Laws, including all Gaming Laws (including but not limited to, any licensing, qualification, registration, data protection, or other requirements imposed thereunder), applicable to the operation of its business.
10.2Gannett Media Representations and Warranties. Gannett Media represents and warrants to Tipico that:
10.2.1Incorporation. Gannett Media is a Delaware corporation, duly incorporated and validly existing under the Laws of the State of Delaware.
10.2.2Authority and Validity. Gannett Media has authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery by Gannett Media of, and the performance by Gannett Media of its obligations under this Agreement have been duly authorized by the requisite action on its part. This Agreement is the valid and binding obligation of Gannett Media, enforceable against Gannett Media in accordance with its terms, except insofar as enforceability may be affected by Bankruptcy Laws or by principles governing the availability of equitable remedies.
10.2.3Non-Contravention. The execution, delivery and performance by Gannett Media of this Agreement does not and will not (a) conflict with or violate any provision of Gannett Media’s organizational documents, (b) result in any violation of or breach or default under or loss of rights under any contract or agreement to which a member of the Gannett Media Group is a party or by which it is bound, (c) violate any Law to which a member of the Gannett Media Group is subject, including, for the sake of clarity, the Gaming Laws, or (d) violate, conflict with or result in a default, right to accelerate or loss of rights under any order, judgment or decree to which a member of Gannett Media Group is a party or by which it is bound or affected.

10.2.4No Consents. Except with respect to any applicable Gaming Approval, no material approval of, notice to, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Gannett Media in connection with the execution, delivery and performance of this Agreement.
10.2.5Gaming Approvals.
(a)Before undertaking any activity in a particular Gaming Jurisdiction for which a Vendor License is required, Gannett Media will have completed and filed with each Gaming Authority (as defined below), at its sole expense, all required forms and documents required for that Vendor License.
(b)No Gaming Authority has denied Gannett Media’s request or application for a Vendor License and Gannett Media has no reason to believe it would ever be denied such request or application.
(c)Gannett Media shall comply, and shall ensure that all of its employees and contractors engaged in connection with the Tipico Gambling Services or Gannett Media’s performance hereunder comply, with all applicable requirements of applicable Law, including but not limited to, any licensing, qualification, registration, data protection, or other requirements imposed thereunder.
(d)Gannett Media does not, and during the Term will not, advertise or otherwise promote any activities known to or believed by Gannett Media to be illegal, including, the operation of unlicensed online gambling sites on the GM Assets.
10.2.6No Litigation. There is no pending or, to Gannett Media’s knowledge, threatened claims, lawsuits, governmental actions or other proceedings against the Gannett Media Group or its or their assets before any court, agency or other judicial, administrative or other governmental body or arbitrator which could reasonably be expected to have a material adverse effect on Gannett Media’s ability to perform its obligations under this Agreement.
10.3Warranty Disclaimer. THE GM PROMOTIONS, THE GM ASSETS AND THE TIPICO GAMBLING SERVICES ARE PROVIDED “AS IS” AND, EXCEPT AS MAY BE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY, TITLE AND FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE SERVICE WILL PRODUCE ANY LEVEL OF PROFIT, REVENUE, ECONOMIC BENEFIT, OR BUSINESS FOR EITHER PARTY.
Article 11
INDEMNIFICATION; INSURANCE
11.1Tipico Indemnity of Gannett Media. Tipico, at its own expense, will, to the maximum extent allowed by applicable Laws, indemnify, defend and hold harmless the Gannett Media Group and their officers, directors, employees, representatives and agents (collectively, the “Gannett Media Indemnified Parties”), from and against any losses, liability, judgment, penalty, fee, damage or expense (including reasonable expenses of investigation and reasonable attorneys’ fees and costs) (collectively, “Damages”) incurred or suffered by any Gannett Media Indemnified Party as a result of any third-party claim, suit, action, or administrative, regulatory or other proceeding brought against such Gannett Media Indemnified Party arising from or related to (a) the Tipico Group’s operation and management of the Tipico Gambling Services or any Tipico Generated Sweepstakes, (b) the Tipico Group’s fraud, misrepresentations, or false or misleading advertisements in violation of any Law, in each case, with respect to the Tipico Content provided by Tipico to Gannett Media; (c) any breach or alleged breach by a member of the Tipico Group of any of its covenants, obligations, representations or warranties under this Agreement; (d) any allegation that any of the Tipico Intellectual Property or Tipico Marks, or any portion or element of any of the foregoing, infringes any Intellectual Property, any other right of any third party, is or contains any material or information that is false or misleading, obscene, defamatory, libelous, slanderous, or that violates any Law, or violates any rights of any person or entity, including rights of publicity, privacy or personality, or has otherwise resulted in any consumer fraud, product liability, tort, deceptive trade practice, breach of contract, injury, damage or harm of any kind to any third party; (e) any claim or allegation that Personal Information has been collected, accessed, disclosed, damaged, destroyed, transferred, altered, distributed, lost, compromised or otherwise used by the Tipico Group in a manner that violates any Law, including applicable privacy legislation, or agreements between consumers and the Tipico Group (including Tipico’s and its Affiliates’ privacy policies concerning such information) and including for purposes of this subclause (e) any Shared Information Compromise caused by any of the Tipico Group or occurring on any of the Tipico Group’s or its subcontractors’ applications, networks or systems; excluding in each case, any violation of Law that is caused by Gannett Media’s breach of this Agreement; or (f) any action or inquiry of any Gaming Authority alleging that the Tipico Content violate any Gaming Laws in each of the foregoing cases, provided that the Gannett Media Indemnified Party cooperates as set forth in Section 11.5.
11.2Tipico Infringing Matter. If any of the Tipico Intellectual Property or Tipico Marks become, or in Tipico’s reasonable opinion may become, the subject of a claim or allegation of infringement of Intellectual Property, Tipico may, as may be commercially reasonable under the facts and circumstances and within a reasonable time, at its sole expense and option, select one of the following options in its discretion:
(a)Procure for Gannett Media the right to continue using the Tipico Intellectual Property or Tipico Marks;
(b)Replace the Tipico Intellectual Property with a non-infringing substitute reasonably acceptable to Gannett Media and of equivalent form, fit, function and performance;
(c)Modify the Tipico Intellectual Property to be non-infringing, without materially detracting from form, fit, function or performance; or
(d)If none of the foregoing options is commercially achievable, notify Gannett Media that it must stop use of the applicable Tipico Intellectual Property. Upon receipt of such notice, Gannett Media will cease with a commercially reasonable time all use of the applicable Tipico Intellectual Property.
Tipico will reimburse Gannett Media and the Gannett Media Indemnified Parties for any reasonable associated costs and expenses related to the above listed actions.
11.3Gannett Media Indemnity of Tipico. Gannett Media, at its own expense, will indemnify, defend and hold harmless the Tipico Group and its and their officers, directors, employees, representatives and agents (collectively, the “Tipico Indemnified Parties”), from and against any Damages incurred or suffered by any Tipico Indemnified Party as a result of any third-party claim, suit, action, or administrative, regulatory or other proceeding brought against such Tipico Indemnified Party arising from or related to (a) the Gannett Media Group’s operation and management of the GM Assets; (b) the Gannett Media Group’s fraud, misrepresentations, or false or misleading advertisements in violation of any Law (excluding with respect to Tipico Content or other materials provided by Tipico); (c) any breach or alleged breach by the Gannett Media Group of any of its covenants, obligations, representations or warranties under this Agreement; (c) any allegation that any Gannett Media Intellectual Property or Gannett Media Marks, or any portion or element of the foregoing infringes any Intellectual Property, or any other right of any third party, is or contains any material or information that is false or misleading, obscene, defamatory, libelous, slanderous, or that violates any Law, or violates any rights of any person or entity, including rights of publicity, privacy or personality, or has otherwise resulted in any consumer fraud, product liability, tort, deceptive trade practice, breach of contract, injury, damage or harm of any kind to any third party; or (d) any claim or allegation that Personal Information has been collected, accessed, disclosed, damaged, destroyed, transferred, altered, distributed, lost, compromised or otherwise used by the Gannett Media Group in a manner that violates any Law, including applicable privacy legislation, or agreements between consumers and the Gannett Media Group (including Gannett Media’s or its Affiliates’ privacy policy concerning such information) and including for purposes of this subclause (e) any Shared Information Compromise caused by any of the Gannett Media Group or occurring on any of the Gannett Media Group’s or its subcontractors’ applications, networks or systems, excluding any violation of Law that is caused by Tipico’s breach of this Agreement; in each of the foregoing cases, provided that the Tipico Indemnified Party cooperates as set forth in Section 11.5.

11.4Gannett Media Infringing Matter. If any Gannett Media Intellectual Property or Gannett Media Marks become, or in Gannett Media’s reasonable opinion may become, the subject of a claim or allegation that triggers the indemnity obligation in Section 11.3, Gannett Media may, as may be commercially reasonable under the facts and circumstances and within a reasonable time, at its sole expense and option, select one of the following options in its discretion:
(a)Procure for Tipico the right to continue using the Gannett Media Intellectual Property or Gannett Media Marks;
(b)Replace the Gannett Media Intellectual Property or Gannett Media Marks with a non-infringing substitute reasonably acceptable to Tipico and of equivalent form, fit, function and performance;
(c)Modify the Gannett Media Intellectual Property or Gannett Media Marks to be non-infringing, without materially detracting from form, fit, function or performance; or
(d)If none of the foregoing options is commercially achievable, notify Tipico that it must stop use of the Gannett Media Intellectual Property. Upon receipt of such notice, Tipico will cease within a commercially reasonable time all use of the applicable Gannett Media Intellectual Property or Gannett Media Marks.
    Gannett Media will reimburse Tipico and the Tipico Indemnified Parties for any reasonable associated costs and expenses related to the above listed actions.
11.5Procedure. If any action is brought against a Gannett Media Indemnified Party or Tipico Indemnified Party (the “Indemnified Party”) in respect to which indemnity may be sought from the other party to this Agreement (the “Indemnifying Party”), the Indemnified Party will promptly notify the Indemnifying Party in writing, specifying the nature of the action and the total monetary amount sought or other such relief as is sought therein (provided that failure to promptly provide such notice will relieve the Indemnifying Party of its obligations hereunder only to the extent that the Indemnifying Party is materially prejudiced by such failure). The Indemnified Party will cooperate with the Indemnifying Party at the Indemnifying Party’s expense in all reasonable respects in connection with the defense of any such action. The Indemnifying Party may upon written notice to Indemnified Party undertake to control and conduct all proceedings or negotiations in connection therewith, assume and control the defense thereof, and if it so undertakes, it will also undertake all other required steps or proceedings to settle or defend any such action, including the employment of counsel reasonably satisfactory to the Indemnified Party, and payment of all reasonably incurred expenses and reasonable attorney’s fees; provided, however, that the Indemnifying Party will not, without the Indemnified Party’s prior written consent, settle, compromise, or otherwise enter into any agreement regarding the disposition of such action without the prior written consent and approval of the Indemnified Party unless such settlement (a) imposes no monetary or financial burden on the Indemnified Party (or is solely for a cash payment to be made by the Indemnifying Party), (b) requires no admission of liability or wrongdoing on the part of the Indemnified Party, (c) imposes no affirmative obligation on the Indemnified Party, (d) imposes no restriction on the Indemnified Party’s business, (e) provides that the parties to such settlement shall keep the terms of the settlement confidential, (f) provides for a full and complete release of the Indemnified Party, and (g) does not require the sign off or involvement of any Gaming Authority. The Indemnified Party will have the right to employ separate counsel and participate in the defense, at the Indemnified Party’s sole cost and expense.
11.6Insurance.
11.6.1During the Term, Tipico shall obtain and maintain throughout the Term, the insurance coverage described on Schedule C, attached hereto. Tipico shall cause Gannett Media and its Affiliates to be included as additional insureds on such insurance. Such insurance policies shall also provide that Gannett Media receive written notice within 30 days prior to the effective date of the cancellation, non-renewal or any material change in coverage. Tipico shall furnish Gannett Media with certificates of insurance evidencing compliance with the above requirements.
11.6.2During the Term, Gannett Media shall obtain and maintain throughout the Term, the insurance coverage described on Schedule D, attached hereto. Gannett Media shall cause Tipico to be included as additional insureds on such insurance. Such insurance policies shall also provide that Tipico receive written notice within 30 days prior to the effective date of the cancellation, non-renewal or any material change in coverage. Gannett Media shall furnish Tipico with certificates of insurance evidencing compliance with the above requirements.
Article 12
TERM & TERMINATION
12.1Term. Unless terminated earlier pursuant to the terms of this Agreement, the term of this Agreement will begin as of the Effective Date and continue until the fifth anniversary of the Co-Branding Date (the “Term”). The Parties agree to enter into an exclusive good faith negotiation period commencing on the date that is 6 months prior to expiration of the Term and continuing for ninety (90) days, or such other time agreed to by the Parties in writing, thereafter (the “Exclusive Extension Negotiation Period”) regarding the possible extension or renewal of this Agreement. If the Parties are unable to reach an agreement regarding an extension or renewal during such Exclusive Extension Negotiation Period, the Parties agree that Gannett Media can enter into an agreement to provide exclusive advertising and promotional rights consistent to what is provided in this Agreement to a Person operating in the Exclusivity Category following the expiration of the Term (a “Third Party Agreement”) provided such Third Party Agreement is, in Gannett Media’s good faith opinion, more beneficial, in the aggregate taking into consideration the entire economic package to Gannett Media than Tipico’s last written offer to Gannett Media during such Exclusive Extension Negotiation Period. If such Third Party Agreement is, in Gannett Media’s good faith opinion, less beneficial, in the aggregate taking into consideration the entire economic package to Gannett Media than Tipico’s last written offer to Gannett Media during such Exclusive Extension Negotiation Period, then Gannett Media shall have promptly provide written notice to Tipico, including reasonable detail of the material, including financial, terms of such Third Party Operating Agreement (the “Matching Extension Notice”). Tipico shall have thirty (30) days of receiving such Matching Extension Notice to provide Gannett Media with written notice of its intent to match such Third Party Agreement offer. If Tipico fails to provide such written notice to match such Third Party Agreement, then Gannett Media can execute a Third Party Agreement, which shall not be effective until expiration of the Term.
12.2Early Termination.
12.2.1Either Party may terminate this Agreement if the other Party (a) fails to cure any material breach of this Agreement within 30 days (or 5 days for payment breaches), after written notice; provided, if such cure cannot be reasonably accomplished with such 30-day period and the breaching Party shall in good faith have commenced such cure within such 30-day period and shall thereafter proceed diligently to completion, then such 30-day period shall be 180-days; or (b) seeks protection under any bankruptcy, receivership, trust deed, creditors’ arrangement, composition, or comparable proceeding, or if any such proceeding is instituted against that Party (and not dismissed within 60 days thereafter).
12.2.2Either Party shall have the right to terminate this Agreement immediately upon notice to the other Party in the event the terminating Party determines in its reasonable judgment that: (a) any Law relating to wagering or other games, make it impossible, illegal, or otherwise materially affect Tipico’s ability to continue operating Tipico Gambling Services within the USA or Canada; (b) the other Party or any of its officers, directors, employees, agents, designees, or representatives is or might be engaged in, or about to be engaged in, any activity, or is or has been involved in, any relationship which does or could jeopardize the terminating Party or any of its Affiliates Gaming Approvals that it holds or will be obtaining, could subject the terminating Party or any of its Affiliates to any significant fines, penalties or other damages with respect to any Gaming Approval; (c) the existence of this Agreement jeopardizes or may jeopardize businesses or licenses of a member of the terminating Party or any of its Affiliates, could subject any member of the terminating Party or any of its Affiliates to any fines, penalties or other damages or could materially negatively affect the terminating Party or any of its Affiliates Gaming Approvals; (d) any of members of the terminating Party or any of its Affiliates Gaming Approvals are threatened to be, or are denied, curtailed, suspended, or revoked as a result of the terminating Party’s relationship with the other Party under this Agreement; or (e) pursuant Section 2.1.1 or Section 13.2.
12.3Effect of Termination. Upon termination or expiration of this Agreement: (a) all licenses and grants of right under this Agreement will terminate unless otherwise specified; and (b) each Party must immediately destroy (or return to the other if requested by such other Party) all Confidential Information of the Disclosing Party (except to the extent such information is archived in such Party’s computer system in accordance with its company retention policy, provided that such Party shall not access, use, or otherwise refer to such retained information); (c) Tipico will not be obligated to make any further payments to Gannett Media with the exception that Tipico will continue to pay CPA Payment, if any, and to the extent applicable, for Qualified Players acquired prior to the termination of this Agreement and other outstanding payments and payments accrued to date; and (d) this Section 12.3 (Effect of Termination), Article 7 (Intellectual Property), Article 8 (Confidentiality), Article 11 (Indemnification) and Article 15 (Miscellaneous), will survive the termination or expiration of this Agreement, as well as any other section expressly stated herein to survive termination or expiration of this Agreement. Notwithstanding anything herein to the contrary, if this Agreement is terminated early by Tipico pursuant to Section 12.2.1 or Section 12.2.2, then Gannett Media shall refund any Upfront Fee or Media Fees, adjusted proportionally prorated for benefits not received as of the effective date of termination for the annual period in which the termination date occurs. The right of termination as a result of Sections 12.2.1 does not prejudice or limit the rights of the aggrieved Party to exercise its rights under the Warrant Agreement or to claim damages it may have suffered as a result thereof.
Article 13
INVESTIGATION AND GOVERNMENT APPROVALS
13.1Investigation. As a holder of privileged gaming licenses, Tipico is required to adhere to strict laws and regulations regarding vendor, supplier, provider, operator, licensee and other business relationships, including its relationship with Gannett Media. Tipico may, in its sole discretion, require Gannett Media to submit to Tipico certain information in conjunction with a diligence investigation of Gannett Media, to be conducted at Tipico’s sole expense (a “Diligence Investigation”) and Gannett Media shall promptly comply with any such reasonable requests.
13.2Gaming Approval. The Agreement is subject to all applicable Gaming Laws. Gannett Media acknowledges that Tipico, Tipico’s Affiliates and certain of their respective affiliates are license holders or applicants for licensure by, and subject to the authority of, the applicable Gaming Authorities. Gannett Media understands that Tipico will submit this Agreement to each applicable Gaming Authority as necessary or advisable in Tipico’s sole discretion for review and approval. If (a) any Gaming Authority disapproves the Agreement or its terms and conditions and (b) notwithstanding Gannett Media’s compliance with Section 5.2.2, Gannett Media does not obtain necessary approval from the applicable Gaming Authority in a Gaming Jurisdiction within 45 days of Tipico launching its Tipico Gambling Service in such Gaming Jurisdiction (or 45 days of the Effective Date with respect to the Gaming Jurisdictions as of the Effective Date, as set forth in Section 5.1), as a result of (a) or (b), Gannett Media cannot engage in the GM Promotions as contemplated herein in such Gaming Jurisdiction, then this Agreement shall be deemed terminated as it relates to the applicable Gaming Jurisdiction and the Parties (i) shall discuss in good faith equitable adjustments to Media Fee taking into various factors, including the demographics of such Gaming Jurisdiction as compared to the other Gaming Jurisdictions, and (ii) agree Tipico shall not have any further liability or financial obligation to Gannett Media with respect to such Gaming Jurisdiction, including payment of the CPA Payment for Qualified Players on Tipico Online Services within such Gaming Jurisdiction. If the Parties are unable to agree on such equitable adjustment to the Media Fee, then Tipico can terminate this Agreement.
13.3Laws.
13.3.1Each Party shall perform its respective obligations in compliance with all applicable Laws. Without limiting the foregoing, Gannett Media agrees to comply with its Vendor Licenses or other requirements, as applicable, to process and timely provide all information requested by Tipico either in conjunction with a Diligence Investigation or in order for Tipico to successfully complete and file any required disclosure or registration or notice with any Gaming Authority and any other forms or reports and maintain all licenses required to be filed or maintained pursuant to the Gaming Laws or to any rules, regulations, resolutions or orders promulgated by the Gaming Authority, as the same may be modified, amended or supplemented from time to time. In addition, Gannett Media agrees to provide Tipico with any information which it, in its reasonable discretion, deems necessary to (a) enable Tipico to file any required reports, (b) maintain any licenses of Tipico required to be filed or maintained pursuant to the Gaming Laws, or (c) comply with any regulatory compliance policy (as now in effect or hereafter adopted and as amended from time to time) and with the request of any Gaming Authority.

13.3.2The Parties agree that if Tipico is notified by any Gaming Authority that Gannett Media has not cooperated with the Gaming Authority’s requests in any material respect, and if the compliance committee of Tipico’s board of directors (or other comparable governing body having ultimate responsibility for overseeing Tipico’s compliance with Gaming Laws) determines, in its reasonable judgment, that Tipico’s continued business association with Gannett Media could result in a material adverse regulatory action taken against Tipico or its business interests, then Tipico shall be entitled to immediately terminate this Agreement pursuant to Section 12.2.2.
Article 14
DISPUTE RESOLUTION
14.1Negotiation. In the event of any controversy or claim arising from or relating to this Agreement, the Parties will use commercially reasonable efforts to resolve the matter. To this end, all matters will initially be brought before the Steering Committee. To the extent that the Steering Committee is unable to resolve the issue, representatives of the Parties having an interest in the matter (collectively, the “Participating Parties”), will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Participating Parties. If they do not reach such solution within a period of 10 Business Days from the date of their first meeting, then either Participating Party may commence. Any controversy or claim relating to a Party’s Intellectual Property is not subject to this Section 14.1 and may be filed in accordance with Section 14.2.2.
14.2Formal Arbitration.
14.2.1If a matter is not resolved by the conclusion of the negotiation period referred to in Section 14.1, then the Parties shall resolve the dispute by binding arbitration administered by American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules then in effect before a panel of three arbitrators. The Party seeking arbitration shall deliver a written request for arbitration to the other Party (the “Arbitration Notice”). The Arbitration Notice shall include the name and contact information of one arbitrator who is acceptable to such Party, but which shall have experience in the media and/or gambling/Sports Betting industry, who may not be affiliated with such Party. Within 10 days after receipt of the Arbitration Notice, the other Party shall provide the Party that triggered the arbitration with the name and contact information of one arbitrator who is acceptable to such Party, who may not be affiliated with such Party but which shall have experience in the media and/or gambling/Sports Betting industry. Within ten (10) days after receipt of the notice for the second arbitrator, the two arbitrators shall jointly select a third arbitrator who may not be affiliated with either Party but shall have experience in the sports and sports betting industry. If the arbitrators cannot agree on the third arbitrator, then the third arbitrator shall be selected by the AAA. The Parties and arbitrators shall use good faith efforts to commence the arbitration within 60 days after the arbitration panel has been selected, at a time and place mutually agreed upon by the Parties. If the disputing Parties cannot agree upon the time and place for the Arbitration, the arbitration panel shall make such determinations. The decision rendered by the panel shall determine the rights and obligations of the Parties according to and consistent with the terms of this Agreement and the arbitrators shall have the authority to award damages and provide for other remedies as are available at law or in equity, provided, that the arbitrators may not order this Agreement, as applicable, terminated unless (a) the terms of such agreement permit termination as a remedy or (b) no other remedy would be just and equitable. All expenses, fees and administrative costs of the arbitrators and the Arbitration shall be borne half by each Party unless agreed otherwise in writing; provided, however, each Party shall pay its own legal fees and expenses related to its expert witnesses and consultants.
14.2.2A Party may only institute proceedings in the United States District Court for the District of Delaware and only for one or more of the following reasons: (a) to enforce any arbitral award issued by the Arbitrators; (b) to the extent not available in a timely fashion under the AAA Rules of Arbitration, to seek a temporary restraining order, immediate injunctive relief or specific performance without the posting of a bond or other security or proof of irreparable harm; (c) to bring an action because a third party necessary to the resolution of the dispute cannot or will not be joined in the proceedings described in this Section 14.2; (d) to resolve a dispute relating to the Party’s Intellectual Property or (e) to compel arbitration pursuant to this Section 14.2. Notwithstanding the foregoing, relief pursuant to subsection (b) of this Section 14.2.2) shall (i) be permitted if, and only if a Party makes a determination that the other Party has breached or is about to breach this Agreement, and (ii)

not extend beyond such time as is necessary for the Arbitrators to issue a decision as to the propriety of such provisional relief (at which point, the relief granted by such court shall no longer apply to the dispute between the Parties). If the conditions set forth in this Section 14.2.2 have been met, the Parties consent to the exclusive jurisdiction and venue in such courts to the greatest extent allowed by Law. If a Party files a pleading with a court as set forth in this Section 14.2.2 seeking immediate injunctive relief and this pleading is challenged by the other Party, and the injunctive relief sought is not awarded, or if the Third Party claimed to be necessary for resolution of the alleged dispute is found not to be necessary, the Party that filed the pleading shall pay all reasonable costs and expenses (including reasonable legal fees) incurred by the other Party in connection with that other Party’s successful challenge. Any provisional relief obtained pursuant to this Section 14.2.2 shall be limited as appropriate to preserve the jurisdiction of the AAA to resolve the dispute between the Parties.

Article 15
MISCELLANEOUS
15.1Governing Law; Jurisdiction and Venue. This Agreement shall be governed by the laws of the State of Delaware applicable to contracts performed wholly therein. The jurisdiction and venue for actions related to the subject matter hereof shall be brought only before a court of competent jurisdiction in Delaware, and both Parties hereby submit to the personal jurisdiction of such courts. The Parties agree to resolve any disputes, claims or controversies related to the subject matter hereof on an individual basis, and that any such claims will be brought in an individual capacity, and not on behalf of, or as part of, any purported class, consolidated, or representative proceeding. The Parties agree that they will not participate in any consolidated, class, or representative proceeding (existing or future) brought by any third party related to the subject matter hereof.
15.2Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.
15.3Severability. If any portion of this Agreement is found to be unenforceable, the remaining provisions of this Agreement will remain in full force. Neither Party will be responsible for any reasonable delay in its performance due to causes beyond its control, provided such non-performing Party gives prompt notice and resumes performance as soon as possible.
15.4Limitation of Liability.
15.4.1WITHOUT LIMITING EITHER PARTY’S INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR DELAYS, INDIRECT, SPECIAL, INCIDENTAL, RELIANCE, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING LOST PROFITS), INTERRUPTIONS, SERVICE FAILURES, AND OTHER PROBLEMS INHERENT IN USE OF THE INTERNET AND ELECTRONIC COMMUNICATIONS OR OTHER SYSTEMS OUTSIDE OF THE PARTY’S REASONABLE CONTROL REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT, OR BREACH OF Article 7, Article 8 AND Article 9.
15.4.2The Parties agree that the limitations specified in this Section 15.4 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.
15.5Specific Performance & Equitable Relief. If a Party defaults on any provision in this Agreement, the non-defaulting Party, at its option, either may (a) in accordance with the applicable provision of this Agreement terminate this Agreement and pursue actual damages or (b) pursue and obtain specific performance and other equitable relief of such defaulting Party’s obligations hereunder (without the necessity of proving irreparable harm or posting a bond or other security). Pursuit of specific performance or other equitable relief shall not prejudice future claims by a Party for actual damages.
15.6Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights, interests or obligations hereunder, whether by operation of law or otherwise, without the prior written approval of the other Party, which may be withheld in its sole and absolute discretion; provided, however, except as set forth below, each Party shall have the right to assign this Agreement by reason of its merger, acquisition or consolidation, or to an acquirer of all or substantially all of its equity or assets, provided that such assignee has the ability to perform the obligations of the assigning Party hereunder. Notwithstanding the foregoing, any and all assignments shall be conditioned upon that in each case (a) such assignee/transferee party assumes or is otherwise fully bound by all obligations of the assigning Party under the Agreement; (b) advance notice is provided to the other Party and such assignee or transferee (i) agrees to undergo such other Party’s background investigation (and Diligence Investigation of Tipico, if applicable) and (ii) if Gannett Media is the assigning party, is not otherwise deemed by Tipico to cause an issue under Section 13.2; (c) such assignee or transferee has the requisite experience and acquired, through ownership or license, the tangible and intangible assets necessary to continue to perform its obligations as contemplated by this Agreement; and (d) such assignee or transferee will possess the same or greater financial strength as the assigning Party. In addition, Tipico shall be entitled to assign this agreement without Gannett Media’s consent in connection with a partnership, joint venture or similar business relationship it may enter into whereby it agrees that the operation of all or substantially all Gambling Services of the Tipico in the USA and Canada will be operated by such partnership, joint venture or similar business relationship, provided that the assignee in this instance is able to perform all Tipico obligations contemplated under this Agreement, no change or amendment is required be made to this Agreement in connection with such assignment, all applicable Gaming Approvals are granted and such assignment is considered a Strategic Transaction under the Warrant.
15.7Notices. Unless otherwise specified in this Agreement, all notices, demands, elections, requests or other communications that any Party may desire or be required to give hereunder must be in writing and must be given (a) by hand delivery signature required, (b) by a recognized overnight courier service providing confirmation of delivery, or (c) by email or other electronic means in Portable Document Format (PDF), to the addresses set forth below or at such other address as the Parties may specify by notice given to the other Parties in accordance with this Section 15.7. Notice sent by overnight courier shall be deemed given on the next Business Day after the day said notice is delivered to the overnight courier. A notice sent by hand delivery or by email or other electronic means shall be deemed given on the day sent (provided such PDF document is electronically confirmed received and is followed by delivery pursuant to (a) or (b) above).
If to Tipico:

Tipico USA Technology, Inc.
80 River Street, Suite 4B
Hoboken, NJ 07030
Attn: Tipico US Legal Department
Email: USLegal@tipico.com

With a copy to:

Brownstein Hyatt Farber Schreck, LLP
410 17th Street, Suite 2200
Denver, CO 80202
Attn: Elizabeth Dickson Paulsen
Email: epaulsen@bhfs.com

and

Brandl & Talos

A-1070 Vienna, Mariahilfer Straße 116
Attn: Thomas Talos
Email: talos@btp.at

If to Gannett Media:

Gannett Media Corp.
175 Sully’s Trail
Pittsford, New York 14534
Attn: Michael E. Reed, CEO
Email: ___________

    with copies to:

Gannett Media Corp.
175 Sully’s Trail
Pittsford, New York 14534
Attn: Polly Grunfeld Sack, Chief Legal Officer
Email: ___________

15.8Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.
15.9No Third Party Beneficiaries. This Agreement is intended for the sole benefit of the Parties and is not intended to benefit any third party.
15.10Joint Preparation of Agreement. The Parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. Each of the Parties acknowledges that it is sophisticated in business matters of the type contemplated hereby and has been advised by experienced counsel and, to the extent it has deemed necessary, other advisers in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
15.11Headings. Sections and other headings contained in this Agreement (including, in any Schedules to this Agreement) are for reference purposes only and are not intended to describe, interpret, define or limit the scope or extent of this Agreement or any provision hereof.
15.12Severability. Any portion of this Agreement that is declared contrary to any Law or is otherwise invalid, shall be deemed stricken without impairing the validity of the remainder of such.
15.13Attorneys’ Fees. In the event of any breach or action to compel compliance with this Agreement, the prevailing Party shall be entitled to recover all costs and expenses, including its reasonable attorneys’ fees.
15.14Further Assurances. In case any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefore under this Agreement).
15.15Amendment and Waiver. No modification, amendment, or waiver of any provision of this Agreement will be effective unless such modification, amendment, or waiver is approved in writing by each Party. Any failure by either Party, at any time, to enforce or require the other Party’s compliance with any of the terms and conditions of this Agreement shall not constitute a waiver of such terms and conditions, nor limit the right of the non-defaulting Party to avail itself of any and all remedies it may have. The remedies provided for in this Agreement shall be cumulative with all other remedies at law or in equity.
15.16Force Majeure. Neither Party shall be liable to the other for any delay or failure to perform any obligation under this Agreement (except for a failure to pay fees) if the delay or failure is due to unforeseen events which occur after the signing of this Agreement and which are beyond the reasonable control of such Party, such as a strike, blockade, war, act of terrorism, riot, natural disaster, failure or diminishment of power or telecommunications or data networks or services, epidemic, pandemic or governmental restrictions.
15.17Independent Contractors. The Parties are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency created hereby between the Parties. Neither Party will have the power to bind the other or incur obligations on the other Party’s behalf without the other Party’s prior written consent.
15.18Counterparts; Facsimile; Electronic and Digital Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument and may be sufficiently evidenced by one counterpart. Each Party may rely upon the facsimile (or by other electronic means) signature of the other. In addition, at all times while the Agreement is in force, each Party expressly agrees to the use and acceptance of signatures by digital or other electronic means. In addition, each Party agrees (except with respect to documents required to be signed in the presence of a third party or documents having an additional qualifying requirement in addition to the signature) that the use of a message which represents the document and is transformed by a digital signature (including via DocuSign or similar service), constitutes a sufficient signing of record. Subject to the foregoing restrictions, each Party further agrees that a digital or other electronic signature (including via DocuSign or similar service) will be accorded the full legal force and effect of a handwritten signature under the law governing the Agreement. Execution of this Agreement at different times and places by the Parties shall not affect the validity thereof.
[Signature page(s) to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

TIPICO USA TECHNOLOGY, INC. By: /s/ Adrian Vella Name: Adrian Vella Title: President	GANNETT MEDIA CORP. By: /s/ Michael E. Reed Name: Michael E. Reed Title: CEO

Schedule A

Defined Terms

The following terms shall have the following meanings for all purposes of this Agreement. Such meanings shall be equally applicable to both the singular and the plural forms of the terms herein defined.

“AAA” has the meaning set forth in Section 14.2.1.

“Account Creation” has the meaning set forth in the definition of Qualified Player on Schedule E.

“Account Manager” has the meaning set forth in Section 3.1.

“Affiliate” means in respect of a Party, any current or future company or other business entity Controlled by, Controlling or under common Control with that Party, including in the case of Gannett Media any joint operating agency under the Newspaper Preservation Act or joint venture.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“APIs” has the meaning set forth in the definition of Technology.

“Arbitration Notice” has the meaning set forth in Section 14.2.1.

“Assigning Party” has the meaning set forth in Section 7.4.1.

“Attribution Codes” has the meaning set forth in Section 2.2.1(a).

“Bankrupt” or “Bankruptcy” means with respect to any Person, that

(a)    such Person (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary bankruptcy petition, (iii) becomes the subject of an order for relief or is declared insolvent in any Governmental Entity bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a), or (vi) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties, or

(b)    a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver, or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Bankruptcy Laws” means any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

“Brands” means any trademark, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the forgoing, that in each case are owned by a Party or its Affiliates or such Party or its Affiliates has the right to use.

“Business Day” means any day in which banks are generally open for business in Trenton, New Jersey.

“Canada” mean Canada, including all its provinces and territories.

"Chargeback" or "Credit" is a credit card transaction which is not collectable by a credit card company as a result of a Qualified Player’s non-payment or fraudulent credit card use, or other Qualified Player payment transaction which is revoked and for which a credit is given.

“Co-Branding Date” has meaning set forth on Schedule B.

“Code” has the meaning set forth in Section 6.4.

“Confidential Information” has the meaning set forth in Section 8.1.

“Control” means, for the purposes of the definition of “Affiliate,” the direct or indirect power to direct, or cause the direction of, the management and policies of a company or other business entity, whether through ownership of 50% or more of the voting interest, by contract, or otherwise (and “controlling” and “controlled” will be construed accordingly).

“CPA Payments” has the meaning set forth on Schedule E.

“Damages” has the meaning set forth in Section 11.1.

“Developing Party” has the meaning set forth in Section 7.4.1.

“Diligence Investigation” has the meaning set forth in Section 13.1.

“Disclosing Party” has the meaning set forth in Section 8.1.

“Do Not Contact List” has the meaning set forth in Section 2.4.2.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Enhancement(s)” has the meaning set forth in Section 7.4.1.

“Excluded GM Asset” has the meaning set forth in Section 2.1.5.

“Exclusivity Category” means any business or product within the gambling category, including Gambling Services, Online Gambling Services (both free to play and paid games), Fantasy Sports contests (but not subscription services for tools to assist with Fantasy Sports (i.e., analytics tools, podcasts and data) such as Gannett Media’s BBHQ and Huddle).

“Exclusive Extension Negotiation Period” has the meaning set forth in Section 12.1.
“Fantasy Sports” means a type of game where participants, either for free or by payment of a fee, assemble imaginary or virtual teams composed of proxies of real players of a professional sport, and the assembled teams compete based on the statistical performance of those players in actual live sports games.

“Feedback” has the meaning set forth in Section 7.3.

“FTP Player” means an individual that engaged in a free-to-play product and such engagement was through the GM Promotions.

“Gambling Service(s)” means the conduct of gaming or gambling activities that require Gaming Approvals, including operation of Online Gambling Services, retail sportsbooks, casinos, racinos, off-track betting, or hotel/casino resorts involving gambling, wagering or Sports Betting services or products.

“Gaming Approvals” means any and all required approvals, authorizations, licenses, permits, consents, findings of suitability, registrations, clearances, exemptions and waivers of or from any Gaming Authority, including those relating to the offering or conduct of gaming or gambling activities, or the use of gaming devices, equipment, supplies and associated equipment in the operation of a casino or other gaming enterprise (including Online Gambling Services) or the receipt or participation in revenues or revenues directly or indirectly derived therefrom and, with respect to Gannett Media, includes the Vendor Licenses.

“Gaming Authority” means any international, federal, state, local, tribal, foreign and other governmental regulatory and administrative authorities, agencies, commissions, boards, bodies and officials responsible for or involved in the regulation of gaming or gaming activities or the ownership of an interest in any Person that conducts gaming activities.

“Gaming Jurisdiction” has the meaning set forth in Section 5.1.

“Gaming Laws” means those Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction.

“Gannett Media” has the meaning set forth in the preamble of this Agreement.

“Gannett Media Group” means Gannett Media and its Affiliates.

“Gannett Media Indemnified Parties” has the meaning set forth in Section 11.1.

“Gannett Media Intellectual Property” has the meaning set forth in Section 7.1.3.

“Gannett Media Marks” means such Brands owned by or licensed to the Gannett Media Group for use with the GM Promotions.

“Gannett Media Platform” has the meaning set forth in Section 7.4.1.

“GM Assets” has the meaning set forth in Section 2.1.1.

“GM Links” has the meaning set forth in Section 2.2.1(b).

“GM Promotions” has the meaning set forth in Section 2.1.1.

“GM Sites” means websites, mobile applications and social media platforms that are owned, operated or controlled by Gannett Media Group.

“Governmental Entity” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority having or asserting executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing, including any Gaming Authority.

“Indemnified Party” has the meaning set forth in Section 11.5.

“Indemnifying Party” has the meaning set forth in Section 11.5.

“Intellectual Property” means patents, trademarks, service marks, copyrights, applications for any of the preceding, any foreign counterparts to and divisionals, provisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of any of the foregoing, trade secrets and other forms of comparable property rights protected by any applicable Laws.

“Laws” means any current or future federal, state, provincial, county, municipal, local or other laws, rules, regulations, ordinances or judicial decisions or orders enacted or issued by a court or other governmental authority of any country, state, province, county, city, municipality or other Governmental Entity in the Territory, including any Gaming Laws as well as any applicable industry governing body rules or regulations such as without limitation those of the Payment Card Industry (PCI).

“Major License” means a Vendor License for which the Gaming Authority or Gaming Laws of that Gaming Jurisdiction impose upon the licensee, registrant or applicant, or an affiliate thereof, (i) restrictions on the transfer or pledge of direct or indirect ownership interests or financing or capitalization of the company (e.g. by requiring prior approval by the Gaming Authority), (ii) requirements that key personnel (e.g. members of the board of directors of Gannett Media or any parent entity) or owners, other than those executives involved in the day-to-day management of Gannett Media, file detailed personal disclosure forms or submit to personal suitability investigations, (iii) requirements to adopt or abide by minimum internal controls that are prescribed by the Gaming Authority or for which Gaming Authority approval would be required, or (iv) other requirements that the board of directors of Gannett Media finds, in its good faith, to be too onerous on Gannett Media. For clarity, any Vendor License held by Gannett Media as of the date hereof, under the Gaming Laws as of the date hereof, is not a Major License.

“Matching Extension Notice” has the meaning set forth in Section 12.1.
“Media Fee” has the meaning set forth in Section 6.2.

“Odds Data” means the sports betting odds data provided by Tipico under this Agreement and applicable Law, which will include betting odds data offered by Tipico or its subsidiaries for sports competitions, including, sporting events, games, tournaments, and matches for the leagues and sporting events for the leagues and associations, including NFL, NBA, NHL, MLB, Premier League and other major European soccer leagues, MLS, FIFA WORLD Cup, Olympics Games, NCAA, NASCAR, and cricket.

“Odds Data Link” has the meaning set forth in Section 2.2.1(c)(i).

“Online Gambling Service” means, as permitted by Law, the consumer facing interactive online gaming service offered or conducted via the internet, mobile or other remote or electronic device or data network, whereby participants stake money or goods of monetary value and can win money or goods of monetary value on casino-style games of chance, simulated and studio produced and/or live casino table games, peer-to-peer casino games such as poker and bingo or engage in Sports Betting, but specifically does not include any free play games, daily fantasy sports games, and paid fantasy sports games.

“Participating Parties” has the meaning set forth in Section 14.1.

“Party(ies)” has the meaning set forth in the preamble of this Agreement.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, or Governmental Entity.

“Personal Information” means any information about a user or where applicable, household, that: (a) can be used to identify, contact or locate a specific individual or household; (b) can be used in conjunction with other personal or identifying information to identify or locate a specific individual or household, including, for example, a persistent identifier, such as a customer number held in a “cookie” or processor serial number; or (c) is defined as “personal information”, “personal data” or sensitive or otherwise restricted information by applicable Laws, data privacy governing body decisions or orders, or schemes relating to the collection, use, storage and/or disclosure of information about an identifiable individual.

“Platform” has the meaning set forth in Section 7.4.1.

“Qualified Player” means any natural person who: (a) visits a Tipico Online Service through the GM Link provided by Tipico or is tracked through an Attribution Code, and not any other attribution or tracking method, registers for a Tipico Online Service (a “Referral”); (b) has not previously opened an account of any type with Tipico Group (specifically excluding any Tipico Group account created by an individual for a free-to-play product that was established through a GM Promotion); (c) completes the registration process and know-your-consumer processes for a new user account for a Tipico Online Service, including agreeing to all end-user agreements then required by Tipico within a time period as established by Tipico (the actions required by this clause (c), “Account Creation”); provided, that, in the event that, between the Referral and Account Creation the person does any of the following, the person shall not be considered a Qualified Player: the person removes, disables, deletes, destroys, or otherwise impairs any component necessary for the proper functioning of Tipico’s affiliate marketing tracking systems (e.g., by deleting the Tipico tracking cookie placed with the person’s internet browser, thereby eliminating Tipico’s ability to reasonably attribute to Gannett Media the person’s interaction with Tipico) instead of completing Account Creation via the Referral; (d) makes a minimum real money deposit (i.e., excluding any deposit match, free bet, bonus amounts or other promotions) to his or her Tipico Online Service account of any amount and within a time period as established by Tipico; (e) from such Tipico Online Service account makes a minimum number of real money wagers or bets that settle on the Tipico Online Service as established by Tipico; and (f) is not an employee of Gannett Media Group or an immediate family member (e.g., spouse, parents, siblings, or children), or individuals who live in the same household as such employee. For purposes of this definition, any FTP Player that registers for a Tipico Online Service, and not any other attribution or tracking method, within thirty (30) days following such Tipico Online Service going live a in particular Gaming Jurisdiction shall be deemed a Referral, provided, the Gannett Media Group is actively promoting such Tipico Online Service.

“Quarterly Promotions Roadmap” has the meaning set forth in Section 3.2.

“Receiving Party” has the meaning set forth in Section 8.1.

“Referral” has the meaning set forth in the definition of Qualified Player on Schedule E.

“Referral Tracking Information” has the meaning set forth in Section 9.1.

“Shared Information” has the meaning set forth in Section 9.6.

“Shared Information Compromise” has the meaning set forth in Section 9.6.

“Sports Betting” means any wagering or betting activity conducted online in which a Person risks cash or something of monetary value on the results of, or any outcomes or occurrences during or in connection with, any sporting game, event or contest (including motor racing and e-sports), including the individual performance statistics of an athlete or participant in any sporting game, event or contest (including motor racing and e-sports) or combination of sporting games, events or contests.

“Steering Committee” has the meaning set forth in Section 3.2.

“Technology” means any inventions, methods, processes, know-how, designs, information, data, systems, hardware, software programs in both source and object codes, application programming interfaces (“APIs”), software development kits, tools, user interfaces, input screens, business rules, databases, documentations, specifications, techniques, devices, apparatuses, and other forms of technology.

“Term” has the meaning set forth in Section 12.1.

“Third Party Agreement” has the meaning set forth in Section 12.1.
“Tipico” has the meaning set forth in the preamble of this Agreement.

“Tipico Content” means any data, graphics, images, text, or other information obtained by Gannett Media from Tipico or from the Tipico Online Services in connection with this Agreement, including the Odds Data, any specific artwork and/or other creative assets to be used by Gannett Media in connection with the GM Promotions.

“Tipico Indemnified Parties” has the meaning set forth in Section 11.3.

“Tipico Intellectual Property” has the meaning set forth in Section 7.1.2.

“Tipico Gambling Services” means any Gambling Service offered by a member of the Tipico Group in various jurisdictions in the USA and Canada, including any Tipico Online Gaming Service.

“Tipico Generated Sweepstakes” has the meaning set forth in Section 2.2.1(a).

“Tipico Group” means Tipico and its Affiliates.

“Tipico Marks” means such Brands owned by or licensed to the Tipico Group for use with the Tipico Gambling Service.

“Tipico Online Services” means any Online Gambling Service offered by a member of the Tipico Group in various jurisdictions within the USA and Canada.

“Tipico Platform” has the meaning set forth in Section 7.4.1.

“Tipico Stock” has the meaning set forth in Section 6.1.2.

“Tipico Warrant” has the meaning set forth in Section 6.1.2.

“Upfront Fee” has meaning set forth in Section 6.1.1.

“USA” means the United States of America, including any state, territory or possession thereof.

“Vendor License” has the meaning set forth in Section 5.2.1.